                                                Filed Pursuant to Rule 424(b)(3)
                                           Registration Statement No. 333-112367

         Prospectus Supplement to the Prospectus dated February 6, 2004 and the Prospectus Supplement dated February 6, 2004 -- No. 421

(GOLDMAN SACHS LOGO)
                         THE GOLDMAN SACHS GROUP, INC.

                          Medium-Term Notes, Series B
                            ------------------------

                                  $13,361,000

              Inflation and Equity Linked Notes due September 2011
         (Linked to the Consumer Price Index and the S&P 500(R) Index)
                            ------------------------

     INTEREST. The amount of annual interest payable on the notes will be linked to increases, if any, in the Consumer Price Index. The Consumer Price Index, or CPI, is the non-seasonally adjusted U.S. City Average All Items Consumer Price Index for All Urban Consumers, as reported by the Bureau of Labor Statistics of the U.S. Department of Labor. Interest on your note will be paid on September 10 of each year, beginning on September 10, 2005. The annual interest payment amount for each interest payment date will equal the face amount of your note multiplied by the percentage change in the Consumer Price Index from (i) the fifteenth month prior to that interest payment date to (ii) the third month prior to that interest payment date. The annual interest payment, however, will never be less than zero. BECAUSE THE AMOUNT OF INTEREST PAYABLE ON YOUR NOTE DEPENDS ON THE PERCENTAGE INCREASE IN THE CONSUMER PRICE INDEX OVER THESE 12-MONTH PERIODS, AND BECAUSE IN ANY PERIOD THERE MAY BE NO INCREASE IN THE CONSUMER PRICE INDEX OR ONLY A SMALL INCREASE, YOU MAY RECEIVE LITTLE OR NO INTEREST ON SOME OR ALL OF THE INTEREST PAYMENT DATES.

     PRINCIPAL. The principal amount that you will be paid on your note on the stated maturity date, September 10, 2011 (unless extended due to market disruption or non-business days), is 100% of the face amount of your note plus the supplemental payment amount, if any. We will calculate the supplemental payment amount on each note as follows:

- First, we will determine the final averaged equity return by:

     - Calculating the arithmetic average of the closing levels of the S&P 500(R) Index on the sixth day of each month, beginning on October 6, 2004 and up to and including September 6, 2011 for a total of 84 observation dates. The resulting number is the "final average index value";

     - Taking the final average index value and then subtracting the initial index value (which is 1,107.77, the closing level of the S&P 500(R) Index on the trade date), and dividing by the initial index value. The resulting number, expressed as a percentage, is the "final averaged equity return".

- Second, we will compare (i) the final averaged equity return to (ii) the cumulative CPI return, which is the sum of the interest payments on your note through maturity (expressed as a percentage of the face amount of the note).

     - If the final averaged equity return is (i) equal to or less than zero (that is, the final average index value is not greater than the initial index value) or (ii) more than zero but less than or equal to the cumulative CPI return, then no supplemental payment amount will be payable on your note.

     - If the final averaged equity return is greater than the cumulative CPI return, the supplemental payment amount will be the face amount of your note multiplied by the result of the final averaged equity return minus the cumulative CPI return.

     BECAUSE THE FINAL AVERAGED EQUITY RETURN ON THE S&P 500(R) INDEX CAN BE NEGATIVE OR LESS THAN THE CUMULATIVE CPI RETURN, THERE MAY BE NO SUPPLEMENTAL PAYMENT AMOUNT PAYABLE AT MATURITY AND, IN THAT CASE, YOU WILL RECEIVE ONLY THE FACE AMOUNT OF YOUR NOTE AT MATURITY. IN ADDITION, YOU SHOULD NOTE THAT THE CUMULATIVE CPI RETURN IS CALCULATED BASED ON ANNUAL PERIODS THAT START THREE MONTHS BEFORE THE ORIGINAL ISSUE DATE AND END THREE MONTHS BEFORE THE STATED MATURITY DATE. AS A RESULT, THE MEASUREMENT PERIODS FOR THE CUMULATIVE CPI RETURN DIFFER FROM THE MEASUREMENT PERIODS FOR THE FINAL AVERAGED EQUITY RETURN.

     Because we have provided only a brief summary of the terms of your note above, you should read the detailed description of the terms of the notes found in "Summary Information" on page S-2 and "Specific Terms of Your Note" on page S-19.

     YOUR INVESTMENT IN THE NOTES INVOLVES CERTAIN RISKS. IN PARTICULAR, ASSUMING NO CHANGES IN MARKET CONDITIONS OR OTHER RELEVANT FACTORS, THE VALUE OF YOUR NOTE ON THE DATE OF THIS PROSPECTUS SUPPLEMENT (AS DETERMINED BY REFERENCE TO PRICING MODELS USED BY GOLDMAN, SACHS & CO.) IS SIGNIFICANTLY LESS THAN THE ORIGINAL ISSUE PRICE. WE ENCOURAGE YOU TO READ "ADDITIONAL RISK FACTORS SPECIFIC TO YOUR NOTE" ON PAGE S-12 SO THAT YOU MAY BETTER UNDERSTAND THOSE RISKS.

ORIGINAL ISSUE DATE (SETTLEMENT DATE): September 10, 2004
ORIGINAL ISSUE PRICE: 100% of the face amount
UNDERWRITING DISCOUNT: 0.4% of the face amount
NET PROCEEDS TO THE GOLDMAN SACHS GROUP, INC.: 99.6% of the face amount

                            ------------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------

     Goldman Sachs may use this prospectus supplement in the initial sale of the notes. In addition, Goldman, Sachs & Co. or any other affiliate of Goldman Sachs may use this prospectus supplement in a market-making transaction in a note after its initial sale. UNLESS GOLDMAN SACHS OR ITS AGENT INFORMS THE PURCHASER OTHERWISE IN THE CONFIRMATION OF SALE, THIS PROSPECTUS SUPPLEMENT IS BEING USED IN A MARKET-MAKING TRANSACTION.

                              GOLDMAN, SACHS & CO.
                            ------------------------

                  Prospectus Supplement dated August 27, 2004.

     "Standard & Poor's", "S&P", "Standard & Poor's 500" and "S&P 500" are trademarks of McGraw-Hill Inc. and are licensed for use by Goldman, Sachs & Co. and its affiliates. The notes are not sponsored, sold or promoted by Standard & Poor's and Standard & Poor's makes no representations regarding the advisability of investing in the notes.

                              SUMMARY INFORMATION

--------------------------------------------------------------------------------
      We refer to the notes we are offering by this prospectus supplement as the "offered notes" or the "notes". Each of the offered notes, including your note, has the terms described below and under "Specific Terms of Your Note" on page S-19. Please note that in this prospectus supplement, references to "The Goldman Sachs Group, Inc.", "we", "our" and "us" mean only The Goldman Sachs Group, Inc. and do not include its consolidated subsidiaries. Also, references to the "accompanying prospectus" mean the accompanying Prospectus, dated February 6, 2004, as supplemented by the accompanying Prospectus Supplement, dated February 6, 2004, of The Goldman Sachs Group, Inc.
--------------------------------------------------------------------------------

                                   KEY TERMS

ISSUER: The Goldman Sachs Group, Inc.

INDICES: non-seasonally adjusted U.S. City Average All Items Consumer Price Index for All Urban Consumers, as reported by the Bureau of Labor Statistics of the U.S. Department of Labor (Bloomberg: "CPURNSA"), and the S&P 500(R) Index, as published by Standard & Poor's Ratings Group (Bloomberg: "SPX")

FACE AMOUNT: $13,361,000 in the aggregate for all the offered notes

ISSUE PRICE: 100% of the face amount

INTEREST PAYMENT AMOUNT: the outstanding face amount of your note multiplied by the applicable interest rate paid on each applicable interest payment date. All interest payment amounts will be rounded to the nearest fourth decimal place, with 0.00005 rounded up to 0.0001

INTEREST PAYMENT DATES: September 10 of each year, beginning on September 10, 2005 until the stated maturity date for a total of seven annual interest payments. If any interest payment date falls on a day that is not a business day, payment will be made on the immediately succeeding business day and no interest will accrue as a result of the delayed payment

INTEREST CALCULATION DATES: fourth business day prior to the applicable interest payment date

INTEREST RATE: the annual interest rate, as determined on each interest calculation date, is calculated as the percentage change in the Consumer Price Index by dividing (i) the final CPI reference value minus the initial CPI reference value by (ii) the initial CPI reference value. The interest rate will never be less than zero. If the Consumer Price Index declines or does not increase during a measurement period, no interest will be paid on the related interest payment date. All values used in the interest rate calculation for the notes and all percentages resulting from any calculation of interest will be rounded to the nearest one ten-thousandth of a percentage point, with 0.00005% rounded up to 0.0001%

INITIAL CPI REFERENCE VALUE: the Consumer Price Index value for the fifteenth month prior to the applicable interest payment date. With respect to the first interest calculation date, the initial CPI reference value will be 189.7, the CPI value for June 2004. With respect to all subsequent interest calculation dates, the initial CPI reference value will always be the final CPI reference value for the preceding interest calculation date, even if the CPI value has been subsequently adjusted

FINAL CPI REFERENCE VALUE: the Consumer Price Index value for the third month prior to the applicable interest payment date

INTEREST RATE PERIOD: the period from and including an interest payment date (or the original issue date, in the case of the initial interest rate period) to but excluding the immediately succeeding interest payment date

PAYMENT AMOUNT AT STATED MATURITY: we will pay the holder of each note an amount in cash equal to the sum of

- 100% of the outstanding face amount, and

- the supplemental payment amount

SUPPLEMENTAL PAYMENT AMOUNT: the outstanding face amount of your note multiplied by the result of the final averaged equity return minus the cumulative CPI return. If the final averaged equity return is (i) equal to or less than zero or
(ii) more than zero but less than the cumulative CPI return, then the supplemental payment amount will be zero

FINAL AVERAGED EQUITY RETURN: the final averaged equity return is determined by

- calculating the final average index value;

- taking the final average index value and then subtracting the initial index value, and dividing by the initial index value

The final averaged equity return will be expressed as a percentage and will be rounded to the nearest one ten-thousandth of a percentage point, with 0.00005% rounded up to 0.0001%. All dollar amounts used in or resulting from such calculation on the notes will be rounded to the nearest fourth decimal place, with 0.00005 rounded up to 0.0001

INITIAL INDEX VALUE: 1,107.77

FINAL AVERAGE INDEX VALUE: the arithmetic average of the closing levels of the S&P 500(R) Index on all monthly observation dates, calculated as follows:

- taking the official closing level of the S&P 500(R) Index on each of the observation dates and

- adding together each closing level and dividing by 84

OBSERVATION DATES: the sixth day of each month, beginning on October 6, 2004 up to and including September 6, 2011, for a total of 84 observation dates, or if that day is not a business day, the next following business day, unless extended for up to four business days in the limited circumstances described under "Specific Terms of Your Note -- Consequences of a Market Disruption Event" on page S-22 and subject to adjustment as provided under "Specific Terms of Your Note -- Discontinuance or Modification of the S&P 500(R) Index" on page S-22

DETERMINATION DATE: September 6, 2011, or if that day is not a business day, the next following business day, unless the calculation agent determines that a market disruption event occurs or is continuing on that business day. In that event, the determination date will be the first following business day on which the calculation agent determines that a market disruption event does not occur and is not continuing. In no event, however, will the determination date be later than September 10, 2011 or, if September 10, 2011 is not a business day, later than the first business day after September 10, 2011. This is also the last observation date and the last interest calculation date

CUMULATIVE CPI RETURN: the sum of the seven annual interest payments expressed as a percentage of the face amount of your note

TRADE DATE: August 27, 2004

ORIGINAL ISSUE DATE (SETTLEMENT DATE): September 10, 2004

STATED MATURITY DATE: September 10, 2011 unless extended for up to five business days

NO LISTING: the offered notes will not be listed on any securities exchange or interdealer market quotation system

CALCULATION AGENT: Goldman, Sachs & Co.

BUSINESS DAY: as described on page S-24

                                      Q&A

                             HOW DO THE NOTES WORK?

      The notes offered by this prospectus supplement will have a stated maturity date of September 10, 2011 (unless extended due to market disruption or non-business days). The amount of annual interest payable on the notes will be linked to increases, if any, in the Consumer Price Index. On the stated maturity date, we will pay the holders of the notes 100% of the face amount, plus a supplemental payment amount, if any. The supplemental payment amount is the outstanding face amount of your note multiplied by the result of the final averaged equity return minus the cumulative CPI return, if that result is positive. The final averaged equity return is the percentage change of the average monthly S&P 500(R) Index during the term of the note from the S&P 500(R) Index on the trade date. The cumulative CPI return is the sum of the seven annual interest payments, expressed as a percentage of the face amount of your note.

      See "Additional Risk Factors Specific to Your Note" on page S-12. As discussed in the accompanying prospectus, the notes are indexed debt securities and are part of a series of debt securities entitled "Medium-Term Notes, Series B" issued by The Goldman Sachs Group, Inc. The notes will rank equally with all other unsecured and unsubordinated debt of The Goldman Sachs Group, Inc. For more details, see "Specific Terms of Your Note" on page S-19.

        WHO PUBLISHES THE CONSUMER PRICE INDEX AND WHAT DOES IT MEASURE?

      The Consumer Price Index, for purposes of the notes, is the non-seasonally adjusted U.S. City Average All Items Consumer Price Index for All Urban Consumers published monthly by the Bureau of Labor Statistics of the U.S. Department of Labor and reported on Bloomberg page CPURNSA or any successor service or successor page. The Bureau of Labor Statistics makes almost all Consumer Price Index data publicly available. This material may be accessed electronically by means of the Bureau of Labor Statistics' home page on the internet at http://www.bls.gov/cpi/. The Consumer Price Index for a particular month is published during the following month.

      According to publicly available information provided by the Bureau of Labor Statistics, the Consumer Price Index is a measure of the average change in consumer prices over time in a fixed market basket of goods and services, including food, clothing, shelter, fuels, transportation, drugs and charges for the services of doctors and dentists. User fees (such as water and sewer service) and sales and excise taxes paid by the consumer are also included. Income taxes and investment items such as stocks, bonds and life insurance are not included. The Consumer Price Index includes expenditures by urban wage earners and clerical workers, professional, managerial and technical workers, the self-employed, short-term workers, the unemployed, retirees and others not in the labor force. In calculating the Consumer Price Index, price changes for the various items are averaged together with weights that represent their significance in the spending of urban households in the United States.

      The contents of the market basket of goods and services and the weights assigned to the various items are updated periodically to take into account changes in consumer expenditure patterns. The Consumer Price Index is expressed in relative terms based on a reference period for which the level is set at 100 (currently the base reference period used by the Bureau of Labor Statistics is 1982-1984). For example, because the Consumer Price Index for the 1982-1984 reference period is 100, an increase of 16.5 percent from that period would be shown as 116.5.

      The U.S. Department of Treasury also uses the Consumer Price Index in the interest calculations of inflation-indexed securities issued by the Department. The reference Consumer Price Index used by the U.S. Department of Treasury for the first day of any calendar month is the Consumer Price Index for the third preceding calendar month.

Accordingly, the reference Consumer Price Index for the first day of September is the Consumer Price Index for June, published by the Bureau of Labor Statistics in July.

                     WHAT INTEREST PAYMENTS WILL I RECEIVE
                                 ON THE NOTES?

      We will pay interest on the notes on September 10 of each year, beginning on September 10, 2005 and ending on September 10, 2011, each of which we refer to as an "interest payment date", for a total of seven annual interest payments.

      The rate of interest that will apply to an interest payment date will be determined by the calculation agent on the interest calculation date immediately preceding that interest payment date. The annual interest rate is calculated as the percentage change in the Consumer Price Index by dividing (i) the final CPI reference value minus the initial CPI reference value by (ii) the initial CPI reference value. The initial CPI reference value is the Consumer Price Index value for the fifteenth month prior to the applicable interest payment date. The final CPI reference value is the Consumer Price Index value for the third month prior to the applicable interest payment date. For example, for the interest rate period from September 2005 to September 2006, the rate of interest will be the percentage change in the Consumer Price Index from June 2005 to June 2006.

      The interest rate will never be less than zero. If the Consumer Price Index declines or does not increase during the applicable 12-month period, no interest will be paid on the related interest payment date. All values used in the interest rate calculation for the notes and all percentages resulting from any calculation of interest will be rounded to the nearest one ten-thousandth of a percentage point, with 0.00005% rounded up to 0.0001%.

      The interest calculation date will be four business days prior to the applicable interest payment date.

     WHAT IF THE CONSUMER PRICE INDEX IS REVISED, REBASED OR DISCONTINUED?

      In determining the final CPI reference value used to determine the interest rate on each applicable interest calculation date, the calculation agent will use the most recently available value of the Consumer Price Index for the relevant month, even if such value has been adjusted from a prior reported value for that month. In contrast, the initial CPI reference value for each interest calculation date (except for the first interest calculation date) will always be the final CPI reference value for the preceding interest calculation date, even if such value has been adjusted since that preceding interest calculation date. For the first interest calculation date, the initial CPI reference value will be 189.7, the CPI level for June 2004. If the CPI level for June 2004 is adjusted after the date of this prospectus supplement, the interest rate determined on the first interest calculation date will not be revised, and in the case of a subsequent downward adjustment in the Consumer Price Index value for June 2004, you will not receive any additional interest on the first interest payment date or any other interest payment date.

      The Bureau of Labor Statistics occasionally rebases the Consumer Price Index. The Consumer Price Index was last rebased in January 1988. The current standard reference base period is 1982-1984 = 100. Prior to the release of the Consumer Price Index for January 1988, the standard reference base was 1967 =
100. If the Bureau of Labor Statistics rebases the Consumer Price Index during the time the notes are outstanding, the calculation agent will continue to calculate the increase in the Consumer Price Index using the existing base year in effect for the Consumer Price Index at the time of issuance of the notes as long as the old Consumer Price Index is still published. The conversion to a new reference base does not affect the measurement of the percentage changes in a given index series from one time period to another, except for rounding differences. Thus, rebasing might affect the published "headline" number often quoted in the financial press; however, the inflation calculation for the notes should not be adversely affected by any such rebasing because changes in the old-based Consumer Price Index can be calculated by using the percentage changes of the new rebased Consumer Price Index. If the old-based Consumer Price Index is not published, the calculation agent will calculate inflation using the new Consumer Price Index. However, as stated above, the conversion to a new reference base does not affect the measurement of the percentage changes in a given index series from one time period to another, except for rounding differences.

      If, while the notes are outstanding, the Consumer Price Index is discontinued or, if in the opinion of the Bureau of Labor Statistics, as evidenced by a public release, the Consumer Price Index is substantially altered, the calculation agent will determine the interest rate on the notes by reference to an applicable substitute index. The calculation agent will determine the substitute index, in its sole discretion, by a computation methodology that the calculation agent determines will as closely as reasonably possible replicate the Consumer Price Index or is in accordance with general market practice at the time. In doing this, the calculation agent may (but is not required to) determine the substitute index by selecting any substitute index that is chosen by the Secretary of the Treasury for the Department of The Treasury's Inflation-Linked Treasuries, as described at 62 Federal Register 846-874 (January 6, 1997).

            HOW HAS THE CONSUMER PRICE INDEX PERFORMED HISTORICALLY?

      The following table shows the value of the Consumer Price Index from January 1998 to June 2004, as reported by the Bureau of Labor Statistics and reported on Bloomberg page CPURNSA. This historical data is presented for informational purposes only. Past movements of the Consumer Price Index are not necessarily indicative of future values.

                                      1998    1999    2000    2001    2002    2003    2004
                                      ----    ----    ----    ----    ----    ----    ----
January.............................  161.6   164.3   168.8   175.1   177.1   181.7   185.2
February............................  161.9   164.5   169.8   175.8   177.8   183.1   186.2
March...............................  162.2   165.0   171.2   176.2   178.8   184.2   187.4
April...............................  162.5   166.2   171.3   176.9   179.8   183.8   188.0
May.................................  162.8   166.2   171.5   177.7   179.8   183.5   189.1
June................................  163.0   166.2   172.4   178.0   179.9   183.7   189.7
July................................  163.2   166.7   172.8   177.5   180.1   183.9
August..............................  163.4   167.1   172.8   177.5   180.7   184.6
September...........................  163.6   167.9   173.7   178.3   181.0   185.2
October.............................  164.0   168.2   174.0   177.7   181.3   185.0
November............................  164.0   168.3   174.1   177.4   181.3   184.5
December............................  163.9   168.3   174.0   176.7   180.9   184.3

                             ---------------------

      WHAT WOULD THE HISTORICAL HYPOTHETICAL ANNUAL INTEREST PAYMENTS BE?

      Provided below are the hypothetical interest rates for the period from April 1999 to June 2004 that would have resulted from the historical levels of the Consumer Price Index presented above. These are intended to illustrate the effect of general trends in the Consumer Price Index on the amount of interest payable to you on the notes. The Consumer Price Index may not increase or decrease over the term of the notes in accordance with any of the trends depicted by the historical information in the table below, and the size and frequency of any fluctuations in the Consumer Price Index level over the term of the notes may be significantly different than those shown in the table. As a result, the hypothetical interest rates depicted in the table below should not be taken as an indication of the actual interest rates that will be paid on the interest payment dates over the term of the notes.

                               1999      2000      2001      2002      2003      2004
                               ----      ----      ----      ----      ----      ----
January.....................            2.5610%   3.4483%   2.1264%   2.0259%   2.0408%
February....................            2.6220%   3.4462%   1.8955%   2.1984%   1.7650%
March.......................            2.6846%   3.3868%   1.5517%   2.3769%   1.8795%
April.......................  1.6708%   2.7389%   3.7322%   1.1422%   2.5974%   1.9263%
May.........................  1.6059%   3.2219%   3.5336%   1.1377%   2.9809%   1.6931%
June........................  1.7263%   3.7576%   2.9206%   1.4756%   3.0201%   1.7372%
July........................  2.2769%   3.0686%   3.2691%   1.6393%   2.2247%
August......................  2.0885%   3.1889%   3.6152%   1.1818%   2.0578%
September...................  1.9632%   3.7304%   3.2483%   1.0674%   2.1123%
October.....................  2.1446%   3.6593%   2.7199%   1.4648%   2.1099%
November....................  2.2644%   3.4111%   2.7199%   1.8028%   2.1583%
December....................  2.6284%   3.4544%   2.6482%   1.5143%   2.3204%

                             ---------------------

      To illustrate the interest rate basis applicable to the note, assuming September 3, 2002 were an interest calculation date, based on the historical information on the Consumer Price Index presented above, the interest rate payable on the note on the next succeeding interest payment date would have been 1.0674%, calculated as follows:

(CPI Level for June 2002 -- CPI Level for June 2001)/CPI Level for June 2001 = (179.9 - 178.0)/178.0 = 1.0674%. Accordingly, for a hypothetical investment of $100,000, the applicable interest payment amount for September 2002 would have been $1,067.40.

    WHAT WILL I RECEIVE IF I HOLD THE NOTES UNTIL THE STATED MATURITY DATE?

      We have designed the notes for investors who want to protect their investment by receiving at least 100% of the principal amount of their investment at maturity, who want to receive annual interest payments based on inflation during a seven-year term and who want to participate in a possible increase in the average monthly S&P 500(R) Index during the term of the note to the extent that such increase exceeds the cumulative CPI return. On the stated maturity date, you will receive a payment per note equal to 100% of the outstanding face amount of your note plus the supplemental payment amount, if any. Under no circumstances will the supplemental payment amount be less than zero.

            HOW WILL THE SUPPLEMENTAL PAYMENT AMOUNT BE CALCULATED?

      The calculation agent will determine the supplemental payment amount on the determination date as follows:

- First, the calculation agent will determine the final averaged equity return by:

      - Calculating the arithmetic average of the closing levels of the S&P 500(R) Index on the sixth day of each month, beginning on October 6, 2004 and up to and including September 6, 2011 for a total of 84 observation dates. The resulting number is the "final average index value";

      - Taking the final average index value and then subtracting the initial index value (which is 1,107.77, the closing level of the S&P 500(R) Index on the trade date), and dividing by the initial index value. The resulting number, expressed as a percentage, is the "final averaged equity return".

- Second, the calculation agent will compare (i) the final averaged equity return to (ii) the cumulative CPI return, which is the sum of the interest payments on your note through maturity (expressed as a percentage of the face amount of your note).

      - If the final averaged equity return is (i) equal to or less than zero (that is, the final average index value is not greater than the initial index value) or (ii) more than zero but less than or equal to the cumulative CPI return, then no supplemental payment amount will be payable on your note.

      - If the final averaged equity return is greater than the cumulative CPI return, the supplemental payment amount will be the face amount of your note multiplied by the result of the final averaged equity return minus the cumulative CPI return.

      Because the final average index value will be based on the average of 84 monthly closing levels (the closing levels on the observation dates), the actual S&P 500(R) Index level at the stated maturity date or at many other times during the term of the notes could be significantly higher than the final average index value. For example, the difference between the final average index level and the level of the S&P 500(R) Index on the stated maturity date could be particularly large if there is a significant increase in the value of the S&P 500(R) Index during the latter portion of the term of the notes. In this situation, the supplemental payment amount, and then the return on your note, could be significantly less than the return on the S&P 500(R) Index.

      BECAUSE THE FINAL AVERAGED EQUITY RETURN ON THE S&P 500(R) INDEX CAN BE NEGATIVE OR LESS THAN THE CUMULATIVE CPI RETURN, THERE MAY BE NO SUPPLEMENTAL PAYMENT AMOUNT PAYABLE AT MATURITY AND, IN THAT CASE, YOU WILL RECEIVE ONLY THE FACE AMOUNT OF YOUR NOTE AT MATURITY.

      The observation dates are the sixth day of each month, beginning on October 6, 2004 up to and including September 6, 2011, for a total of 84 observation dates, or if that day is not a business day, the next following business day, unless extended for up to four business days.

           AMOUNT PAYABLE AT STATED MATURITY -- HYPOTHETICAL EXAMPLES

      The table below shows the hypothetical payment amount that we would deliver on the stated maturity date (expressed as a percentage of the face amount of your note), if the final averaged equity return were any of the hypothetical levels shown in the first column, and the cumulative CPI return were any of the hypothetical levels shown in the table.

      The percentages in the first column of the table represent hypothetical final averaged equity returns. The second and third columns present hypothetical payment amounts at maturity assuming a cumulative CPI return of 0%. The second column is the payment amount at maturity as a percentage of the face amount of your note. As discussed, the payment amount at maturity is equal to 100% of the face amount on your note plus the supplemental payment amount, if any. As shown in the table, the payment amount at maturity will never be less than 100% of the face amount of your note. The third column shows the result of the payment amount plus the cumulative CPI return, expressed as a percentage of the face amount. The fourth and fifth columns repeat the hypothetical analysis but with an assumed cumulative CPI return of 15%. The last two columns show the hypothetical results assuming a cumulative CPI return of 30%. For example, if the final averaged equity return were 50% and the cumulative CPI return were 15%, we would pay you at maturity 135% (that is, 100% + (50% - 15%)) of the face amount.

      The information in the table and in the example that follows reflects hypothetical payments on the offered notes assuming that they are purchased on the original issue date and held to the stated maturity date. If you sell your note prior to the stated maturity date, your return will depend upon the market value of your note at the time of sale, which may be affected by a number of factors that are not reflected in the examples shown below. For a discussion of some of these factors, see "Additional Risk Factors Specific to Your Note" on page S-12. We have also assumed no market disruption event occurs.

      The examples below are based on a range of S&P 500(R) Index levels and a range of cumulative CPI returns based on the Consumer Price Index that are entirely hypothetical; no one can predict what the S&P 500(R) Index level and the Consumer Price Index level will be.

      The actual performance of the S&P 500(R) Index over the life of the offered notes, as well as the amount payable at maturity, may bear little relation to the hypothetical examples shown below and cannot be predicted.

                       HYPOTHETICAL CUMULATIVE CPI RETURN

                            0%                                15%                               30%
              -------------------------------   -------------------------------   -------------------------------
                                  PAYMENT                           PAYMENT                           PAYMENT
                                 AMOUNT AT                         AMOUNT AT                         AMOUNT AT
HYPOTHETICAL     PAYMENT       MATURITY, AS A      PAYMENT       MATURITY, AS A      PAYMENT       MATURITY, AS A
   FINAL        AMOUNT AT        % OF FACE        AMOUNT AT        % OF FACE        AMOUNT AT        % OF FACE
  AVERAGED    MATURITY AS A     AMOUNT, PLUS    MATURITY AS A     AMOUNT, PLUS    MATURITY AS A     AMOUNT, PLUS
   EQUITY       % OF FACE        CUMULATIVE       % OF FACE        CUMULATIVE       % OF FACE        CUMULATIVE
   RETURN         AMOUNT         CPI RETURN         AMOUNT         CPI RETURN         AMOUNT         CPI RETURN
------------  -------------    --------------   -------------    --------------   -------------    --------------
    150%           250%             250%             235%             250%             220%             250%
    100%           200%             200%             185%             200%             170%             200%
     50%           150%             150%             135%             150%             120%             150%
     25%           125%             125%             110%             125%             100%             130%
     20%           120%             120%             105%             120%             100%             130%
      0%           100%             100%             100%             115%             100%             130%
    -10%           100%             100%             100%             115%             100%             130%
    -20%           100%             100%             100%             115%             100%             130%
    -25%           100%             100%             100%             115%             100%             130%
    -50%           100%             100%             100%             115%             100%             130%
    -80%           100%             100%             100%             115%             100%             130%

                             ---------------------

                         DETAILED HYPOTHETICAL EXAMPLE

     The table below shows the detailed calculations of one hypothetical example.


Assumed initial index value.................................     1100
Assumed final average index value...........................     1391
Assumed cumulative CPI return...............................       14%
Final averaged equity return................................    26.45%
Supplemental payment amount (as a % of the face amount).....    12.45%
Payment amount at maturity (as a % of the face amount)......   112.45%

                             ---------------------

                       WHO PUBLISHES THE S&P 500(R) INDEX
                           AND WHAT DOES IT MEASURE?

      The S&P 500(R) Index is intended to provide an indication of the pattern of common stock price movement. The calculation of the value of the index is based on the relative value of the aggregate market value of the common stocks of 500 companies as of a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. As of July 30, 2004, 423 companies or 84.4% of the index traded on the New York Stock Exchange, 75 companies or 15.4% of the index traded on The Nasdaq Stock Market and two companies or 0.2% of the index traded on the American Stock Exchange. Standard & Poor's chooses companies for inclusion in the index with the aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of its stock guide database of over 7,160 equities, which Standard & Poor's uses as an assumed model for the composition of the total market.

      The index is determined, comprised and calculated by Standard & Poor's without regard to the offered notes.

      For further information, please see "The Indices" on page S-30.

                             WHO SHOULD CONSIDER AN
                            INVESTMENT IN THE NOTES?

      We have designed the notes for investors who want to protect their initial investment by receiving at the stated maturity 100% of the face amount of their notes, while also capturing the annual increase in the Consumer Price Index through annual interest payments, and having the opportunity to participate in the potential appreciation of the S&P 500(R) Index based on the average of the monthly levels during the term of the note, if the final averaged equity return exceeds the cumulative CPI return.

                           WHO SHOULD NOT CONSIDER AN
                            INVESTMENT IN THE NOTES?

      The annual interest payment of the note may vary and may be zero, depending on the change in the Consumer Price Index. The overall return you earn on your note may be less than you would have earned by investing in a non-indexed debt security that bears interest at a prevailing market rate. The notes may therefore not be a suitable investment for you if you prefer fixed income investments with comparable maturities issued by companies with comparable credit ratings. For more details, see "Additional Risk Factors Specific to Your Note."

      On the stated maturity date you may not receive any supplemental payment amount if the final averaged equity return is zero or is more than zero but less than or equal to the cumulative CPI return based on changes to the Consumer Price Index. The final averaged equity return could be less than the return you would realize if you invest directly in the S&P 500(R) Index. Therefore, the notes may not be suitable for you if you prefer to have investments with returns that track the S&P 500(R) Index.

                     WHAT WILL I RECEIVE IF I SELL THE NOTE
                         PRIOR TO THE STATED MATURITY?

      If you sell your note prior to the stated maturity date, you will not receive further annual interest payments and you will receive the market price for your note. The market price for your note may be influenced by many factors, such as interest rates, changes in the Consumer Price Index since the original issue date, changes in the expected inflation and the volatility and the level of the S&P 500(R) Index. Depending on the impact of these factors, you may receive significantly less than the face amount of your note in any sale of your note before the stated maturity date. In addition, assuming no changes in market conditions or any other relevant factors, the value of your note on the date of this prospectus supplement (as determined by reference to pricing models used by Goldman, Sachs & Co.) is significantly less than the original issue price. For more information on the value of your note in the secondary market, see "Additional Risk Factors Specific to Your Note -- Assuming No Changes in Market Conditions or Any Other Relevant Factors, the Value of Your Note on the Date of this Prospectus Supplement (As Determined By Reference to Pricing Models Used by Goldman, Sachs & Co.) is Significantly Less than the Original Issue Price" on page S-12 and "-- The Market Value of Your Note May Be Influenced by Many Unpredictable Factors" on page S-13.

                               WHAT ABOUT TAXES?

      If you are a U.S. individual or taxable entity, you generally will be required to pay taxes on ordinary income from the notes over their term based upon an estimated yield for the notes plus or minus any required positive or negative adjustment if the cash interest you receive is more or less than the projected amount of contingent interest, even though your actual annual interest payments may be different. This estimated yield is determined solely to calculate the amount you will be taxed on prior to maturity and is neither a prediction nor a guarantee of what the actual yield will be. In addition, any gain you may recognize upon the sale or maturity of the notes will be taxed as ordinary interest income. If you purchase the notes at a time other than the original issue date, the tax consequences to you may be different.

      For further information you should refer to "Supplemental Discussion of Federal Income Tax Consequences" on page S-35.

                 ADDITIONAL RISK FACTORS SPECIFIC TO YOUR NOTE

--------------------------------------------------------------------------------
      An investment in your note is subject to the risks described below, as well as the risks described under "Considerations Relating to Indexed Securities" in the accompanying prospectus dated February 6, 2004. Your notes involve risks not associated with ordinary floating rate notes. Also, your note is not equivalent to investing directly in the index stocks, i.e., the stocks comprising the index to which your note is linked. You should carefully consider whether the offered notes are suited to your particular circumstances.
--------------------------------------------------------------------------------

  ASSUMING NO CHANGES IN MARKET CONDITIONS OR ANY OTHER RELEVANT FACTORS, THE VALUE OF YOUR NOTE ON THE DATE OF THIS PROSPECTUS SUPPLEMENT (AS DETERMINED BY
   REFERENCE TO PRICING MODELS USED BY GOLDMAN, SACHS & CO.) IS SIGNIFICANTLY
                       LESS THAN THE ORIGINAL ISSUE PRICE

      The value or quoted price of your note at any time, however, will reflect many factors and cannot be predicted. If Goldman, Sachs & Co. makes a market in the offered notes, the price quoted by Goldman, Sachs & Co. would reflect any changes in market conditions and other relevant factors, and the quoted price could be higher or lower than the original issue price, and may be higher or lower than the value of your note as determined by reference to pricing models used by Goldman, Sachs & Co.

      If at any time a third party dealer quotes a price to purchase your note or otherwise values your note, that price may be significantly different (higher or lower) than any price quoted by Goldman, Sachs & Co. You should read "-- The Market Value of Your Note May Be Influenced by Many Unpredictable Factors" below.

      Furthermore, if you sell your note, you will likely be charged a commission for secondary market transactions, or the price will likely reflect a dealer discount.

      There is no assurance that Goldman, Sachs & Co. or any other party will be willing to purchase your note; and, in this regard, Goldman, Sachs & Co. is not obligated to make a market in the notes. See "-- Your Note May Not Have an Active Trading Market" below.

                   INTEREST PAYMENT ON THE NOTE COULD BE ZERO

      Interest payable on the notes is linked to changes in the level of the Consumer Price Index determined on each interest calculation date over the term of the notes. The interest rate on the notes could be zero on some or all of the interest payment dates if the Consumer Price Index for the applicable 12-month period does not increase, which is likely to occur over periods of deflation or little or no inflation.

                         THE INTEREST RATE ON THE NOTES
                        MAY BE BELOW THE RATE OTHERWISE
                        PAYABLE ON SIMILAR FLOATING RATE
                            SECURITIES ISSUED BY US

      If there are only minimal increases, no changes or decreases in the monthly Consumer Price Index measured year over year, the interest rate on the notes will be below what we would currently expect to pay as of the date of this prospectus supplement if we issued a floating rate debt instrument with the same maturity and other terms similar to those of the notes.

 YOUR INTEREST RATE IS BASED UPON THE CONSUMER PRICE INDEX. THE CONSUMER PRICE INDEX ITSELF AND THE WAY THE BUREAU OF LABOR STATISTICS CALCULATES THE CONSUMER
                      PRICE INDEX MAY CHANGE IN THE FUTURE

      There can be no assurance that the Bureau of Labor Statistics will not change the method by which it calculates the Consumer Price Index. In addition, changes in the way the Consumer Price Index is calculated could reduce the level of the Consumer Price Index and lower the interest payment with respect to the notes. Accordingly, the amount of interest, if any, payable on the notes, and therefore the value of the notes, may be significantly reduced. If the Consumer Price Index is substantially altered, a substitute index may be employed to calculate the interest payable on the notes, as described above, and that substitution may adversely affect the value of the notes.

      In determining the final CPI reference value used to determine the interest rate on each applicable interest calculation date, the calculation agent will use the most recently available value of the Consumer Price Index for the relevant month, even if such value has been adjusted from a prior reported value for that month. In contrast, the initial CPI reference value for each interest calculation date (except for the first interest calculation date) will always be the final CPI reference value for the preceding interest calculation date, even if such value has been adjusted since that preceding interest calculation date. For the first interest calculation date, the initial CPI reference value will be 189.7, the CPI level for June 2004. If the CPI level for June 2004 is adjusted after the date of this prospectus supplement, the interest rate determined on the first interest calculation date will not be revised, and in the case of a subsequent downward adjustment in the Consumer Price Index value for June 2004, you will not receive any additional interest on the first interest payment date or any other interest payment date.

      If, while the notes are outstanding, the Consumer Price Index is discontinued or, if in the opinion of the Bureau of Labor Statistics, as evidenced by a public release, the Consumer Price Index is substantially altered, the calculation agent will determine the interest rate on the notes by reference to an applicable substitute index. The calculation agent will determine the substitute index, in its sole discretion, by a computation methodology that the calculation agent determines will as closely as reasonably possible replicate the Consumer Price Index or is in accordance with general market practice at the time. In doing this, the calculation agent may (but is not required to) determine the substitute index by selecting any substitute index that is chosen by the Secretary of the Treasury for the Department of The Treasury's Inflation-Linked Treasuries, as described at 62 Federal Register 846-874 (January 6, 1997).

 THE MARKET VALUE OF YOUR NOTE MAY BE INFLUENCED BY MANY UNPREDICTABLE FACTORS

      When we refer to the market value of your note, we mean the value that you could receive for your note if you chose to sell it in the open market before the stated maturity date. The following factors, many of which are beyond our control, will influence the market value of your note:

- the S&P 500(R) Index level;

- The Consumer Price Index level;

- The volatility of the S&P 500(R) Index and the Consumer Price Index -- i.e., the frequency and magnitude of changes in the level of the respective indices;

      - As indicated under "The Historical Levels of the Consumer Price Index are not an Indication of the Future Levels of the Consumer Price Index" and "The Indices -- Historical Closing Levels of the S&P 500(R) Index" below, the levels of the indices have been volatile at times. It is impossible to predict whether these index levels will rise or fall;

- The correlation among the S&P 500(R) Index, the Consumer Price Index and interest rates -- i.e., the relationship of the direction and magnitude of movements of these indices and rates;

- The dividend rate of the S&P 500(R) Index stocks;

- Economic, financial, regulatory, political, military or other events that affect inflation and stock markets generally and the market segments of which the index stocks are a part, and which may affect the level of the indices;

- Interest rate and yield rates in the market;

- The time remaining until your note matures; and

- Our creditworthiness.

      These factors will influence the price you will receive if you sell your note before maturity. If you sell your note before maturity, you may receive less than the outstanding face amount of your note. For more information about the value of your note in the secondary market, see "-- Assuming No Changes in Market Conditions or Any Other Relevant Factors, the Value of Your Note on the Date of this Prospectus Supplement (As Determined By Reference to Pricing Models Used by Goldman, Sachs & Co.) is Significantly Less than the Original Issue Price" above.

      You cannot predict the future performance of the S&P 500(R) Index and the Consumer Price Index based on their historical performance. The actual performance of the S&P 500(R) Index over the life of the offered notes, as well as the amount payable at maturity, may bear little relation to the historical levels of the S&P 500(R) Index or to the hypothetical return examples shown elsewhere in this prospectus supplement.

 THE HISTORICAL LEVELS OF THE CONSUMER PRICE INDEX ARE NOT AN INDICATION OF THE
                   FUTURE LEVELS OF THE CONSUMER PRICE INDEX

      The historical levels of the Consumer Price Index are not an indication of the future levels of the Consumer Price Index during the term of the notes. In the past, the Consumer Price Index has experienced periods of volatility and such volatility may occur in the future. Fluctuations and trends in the Consumer Price Index that have occurred in the past are not necessarily indicative, however, of fluctuations that may occur in the future.

      You will receive interest payments that will be affected by changes in the Consumer Price Index. Such changes may be significant. Changes in the Consumer Price Index are a function of the changes in specified consumer prices over time, which result from the interaction of many factors over which we have no control.

      In addition, we expect that the trading value of the notes will depend in part on the level of the Consumer Price Index relative to the level for the preceding June, the initial CPI reference value for the interest rate period. If you decide to sell your notes when the level of the Consumer Price Index exceeds the level of the Consumer Price Index for the preceding June, you may nonetheless receive substantially less than the amount expected based on that level because of expectations that the level will continue to fluctuate until the subsequent June and thereafter.

 YOU MAY ONLY RECEIVE THE FACE AMOUNT OF YOUR NOTE ON THE STATED MATURITY DATE

      The payment amount on your note depends on the excess return of the final averaged equity return for the S&P 500(R) Index over the cumulative CPI return. If the final averaged equity return is less than or equal to the cumulative CPI return, the payment amount on your note on the stated maturity date will be 100% of the face amount.

THE PAYMENT AMOUNT ON YOUR NOTE ON THE STATED MATURITY DATE MAY BE LESS THAN IT
 WOULD HAVE BEEN HAD THE PAYMENT AMOUNT BEEN LINKED TO THE ACTUAL, RATHER THAN
                         AVERAGED, RETURN ON THE INDEX

      The payment amount on your note depends on the final averaged equity return. Because the final averaged equity return is based on the average of 84 monthly closing levels for the S&P 500(R) Index, the final averaged equity return may be significantly less than the actual return on the S&P 500(R) Index over the life of the notes. As a result, the payment amount on your note on the stated maturity date may be significantly less than it would have been had the calculation of the payment amount been linked to the actual return on the S&P 500(R) Index.

      These situations may arise even if the level of the S&P 500(R) Index significantly exceeds the index level for the S&P 500(R) Index at maturity or at other times during the term of the notes. It is also possible that the actual index level at the stated maturity date or at other times during the term of the notes will be higher than the final average index value. For example, the difference between the final average index value and the level of the S&P 500(R) Index on the stated maturity date could be particularly large if there is a significant increase in the level of the S&P 500(R) Index during the latter portion of the term of the notes.

THE MEASUREMENT PERIODS FOR THE CONSUMER PRICE INDEX DIFFER FROM THE MEASUREMENT
                        PERIOD FOR THE S&P 500(R) INDEX

      The final average index value is calculated by taking the arithmetic average of the closing levels on all monthly observation dates, which includes the observation date which falls four business days prior to the maturity date. The annual interest payments, on the other hand, are calculated as the percentage change in the Consumer Price Index value from the fifteenth month prior to each interest payment date to the Consumer Price Index value for the third month prior to that interest payment date. As a result, the cumulative CPI return is calculated based on annual periods that start three months before the original issue date and end three months before the stated maturity date.

      Due to the method of calculating the applicable interest payment, you will not participate in increases in the levels of the Consumer Price Index from July to September of each year until the interest payment date in the subsequent year. In the case of the final interest payment date, you will not participate at all in any increase in the CPI in the last three months prior to that interest payment date. See "The Indices" below for a discussion of how the S&P 500(R) Index and the Consumer Price Index are calculated.

                        THE RETURN ON YOUR NOTE WILL NOT
                       REFLECT ANY DIVIDENDS PAID ON THE
                            S&P 500(R) INDEX STOCKS

      The index sponsor calculates the level of the S&P 500(R) Index by reference to the prices of the common stocks included in the S&P 500(R) Index, without taking into account the value of dividends paid on those stocks. As a result, the return on your note will not reflect the return you would realize if you actually owned the stocks included in the S&P 500(R) Index and received the dividends paid on those stocks. You will not receive any dividends that may be paid on any of the index stocks by the index stock issuers. See "-- You Have No Shareholder Rights or Rights to Receive any S&P 500(R) Index Stock" below for additional information.

IF THE LEVEL OF EITHER OF THE INDICES CHANGES, THE MARKET VALUE OF YOUR NOTE MAY
                         NOT CHANGE IN THE SAME MANNER

      Your note may trade quite differently from the performance of the indices. Changes in the level of the indices may not result in a comparable change in the market value of your note. We discuss some of the reasons for this disparity under "-- The Market Value of Your Note May Be Influenced by Many Unpredictable Factors" above.

TRADING AND OTHER TRANSACTIONS BY GOLDMAN SACHS IN INSTRUMENTS LINKED TO THE S&P
         500(R) INDEX OR INDEX STOCKS MAY IMPAIR THE VALUE OF YOUR NOTE

      As we describe under "Use of Proceeds and Hedging" below, we, through Goldman, Sachs & Co. or one or more of our other affiliates, have hedged our obligations under the offered notes by purchasing futures and other instruments linked to the indices. We also expect to adjust the hedge by, among other things, purchasing or selling any of the foregoing, and perhaps other instruments linked to the S&P 500(R) Index or the index stocks at any time and from time to time, and to unwind the hedge by selling any of the foregoing on or before the determination date for your note. We may also enter into, adjust and unwind hedging transactions relating to other index-linked notes whose returns are linked to changes in the level of the S&P 500(R) Index or one or more of the index stocks. Any of these hedging activities may adversely affect the S&P 500(R) Index level -- directly or indirectly by affecting the price of the index stocks -- and therefore the market value of your note and the amount we will pay on your note at maturity. It is possible that we, through our affiliates, could receive substantial returns with respect to our hedging activities while the value of your note may decline. See "Use of Proceeds and Hedging" below for a further discussion of transactions in which we or one or more of our affiliates may engage.

      Goldman, Sachs & Co. and our other affiliates may also engage in trading in instruments whose returns are linked to the S&P 500(R) Index or one or more of the index stocks for their proprietary accounts, for other accounts under their management or to facilitate transactions, including block transactions, on behalf of customers. Any of these activities of Goldman, Sachs & Co. or our other affiliates could adversely affect the S&P 500(R) Index level -- directly or indirectly by affecting the price of the index stocks -- and, therefore, the market value of your note and the amount we will pay on your note at maturity. We may also issue, and Goldman, Sachs & Co. and our other affiliates may also issue or underwrite, other securities or financial or derivative instruments with returns linked to changes in the level of the Consumer Price Index, S&P 500(R) Index or one or more of the index stocks. By introducing competing products into the marketplace in this manner, we or our affiliates could adversely affect the market value of your note and the amount we will pay on your note at maturity.

 YOU HAVE NO SHAREHOLDER RIGHTS OR RIGHTS TO RECEIVE ANY S&P 500(R) INDEX STOCK

      Investing in your note will not make you a holder of any of the index stocks. Neither you nor any other holder or owner of your note will have any voting rights, any right to receive dividends or other distributions or any other rights with respect to the index stocks. Your note will be paid in cash, and you will have no right to receive delivery of any index stocks.

  OUR BUSINESS ACTIVITIES MAY CREATE CONFLICTS OF INTEREST BETWEEN YOU AND US

      As we have noted above, Goldman, Sachs & Co. and our other affiliates expect to engage in trading activities related to the S&P 500(R) Index and the index stocks that are not for your account or on your behalf. These trading activities may present a conflict between your interest in your note and the interests Goldman, Sachs & Co. and our other affiliates will have in their proprietary accounts, in facilitating transactions, including block trades, for their customers and in accounts under their management. These trading activities, if they influence the level of the S&P 500(R) Index, could be adverse to your interests as a beneficial owner of your note.

      Goldman, Sachs & Co. and our other affiliates may, at present or in the future, engage in business with the issuers of the index stocks, including making loans to or equity investments in those companies or providing advisory services to those companies. These services could include merger and acquisition advisory services. These activities may present a conflict between the obligations of Goldman, Sachs & Co. or another affiliate of Goldman Sachs and your interests as a beneficial owner of a note. Moreover, one or more of our affiliates have published and in the future expect to publish research reports with respect to the S&P 500(R) Index and some or all of the issuers of the index stocks. Any of these activities by any of our affiliates may affect the level of the S&P 500(R) Index and, therefore, the market value of your note and the amount we will pay on your note at maturity.

   AS CALCULATION AGENT, GOLDMAN, SACHS & CO. WILL HAVE THE AUTHORITY TO MAKE
                      DETERMINATIONS THAT COULD AFFECT THE
                        MARKET VALUE OF YOUR NOTE, WHEN
                        YOUR NOTE MATURES AND THE AMOUNT
                            YOU RECEIVE AT MATURITY

      As calculation agent for your note, Goldman, Sachs & Co. will have discretion in making various determinations that affect your note, including determining the interest rate payable on each interest payment date, the observation dates, the final average index value, the final averaged equity return and the supplemental payment amount we must pay on the stated maturity date, and determining whether to postpone the stated maturity date because of a market disruption event. See "Specific Terms of Your Note" below. The exercise of this discretion by Goldman, Sachs & Co. could adversely affect the value of your note and may present Goldman, Sachs & Co. with a conflict of interest of the kind described under "-- Our Business Activities May Create Conflicts of Interest Between You and Us" above. We may change the calculation agent at any time without notice and Goldman, Sachs & Co. may resign as calculation agent at any time upon 60 days' written notice to Goldman Sachs.

  THE POLICIES OF THE S&P 500(R) INDEX SPONSOR AND CHANGES THAT AFFECT THE S&P 500(R) INDEX OR THE INDEX STOCKS COULD AFFECT THE AMOUNT PAYABLE ON YOUR NOTE
                              AND ITS MARKET VALUE

      The policies of the index sponsor concerning the calculation of the S&P 500(R) Index level, additions, deletions or substitutions of index stocks and the manner in which changes affecting the index stocks or their issuers, such as stock dividends, reorganizations or mergers, are reflected in the index level could affect the index level and, therefore, the amount payable on your note on the stated maturity date and the market value of your note before that date. The amount payable on your note and its market value could also be affected if the index sponsor changes these policies, for example, by changing the manner in which it calculates the index level, or if the index sponsor discontinues or suspends calculation or publication of the index level, in which case it may become difficult to determine the market value of your note. If events such as these occur, or if the index level is not available on the determination date because of a market disruption event or for any other reason, the calculation agent -- which initially will be Goldman, Sachs & Co., our affiliate -- may determine the index level on the determination date -- and thus the amount payable on the stated maturity date -- in a manner it considers appropriate, in its sole discretion. We describe the discretion that the calculation agent will have in determining the index level on the determination date and the amount payable on your note more fully under "Specific Terms of Your Note -- Discontinuance or Modification of the S&P 500(R) Index".

    EXCEPT TO THE EXTENT WE ARE ONE OF THE 500 COMPANIES WHOSE COMMON STOCK COMPRISES THE S&P 500(R) INDEX, THERE IS NO AFFILIATION BETWEEN THE INDEX STOCK
 ISSUERS AND US OR THE S&P 500(R) INDEX SPONSOR, AND WE ARE NOT RESPONSIBLE FOR ANY DISCLOSURE BY ANY OF THE OTHER INDEX STOCK ISSUERS OR THE S&P 500(R) INDEX
                                    SPONSOR

      The common stock of Goldman Sachs is one of the 500 index stocks comprising the S&P 500(R) Index. Goldman Sachs is not otherwise affiliated with the issuers of the index stocks or the S&P 500(R) Index sponsor. As we have told you above, however, we or our affiliates may currently or from time to time in the future engage in business with the index stock issuers. Nevertheless, neither we nor any of our affiliates assumes any responsibility for the accuracy or the completeness of any information about the S&P 500(R) Index or any of the other index stock issuers. You, as an investor in your note, should make your own investigation into the S&P 500(R) Index and the index stock issuers. See "The Indices" below for additional information about the S&P 500(R) Index.

      Neither the S&P 500(R) Index sponsor nor any of the other index stock issuers are involved in this offering of your note in any way and none of them have any obligation of any sort with respect to your note. Neither the S&P 500(R) Index sponsor nor any of the index stock issuers have any obligation to take your interests into consideration for any reason, including when taking any corporate actions that might affect the value of your note.

                           YOUR NOTE MAY NOT HAVE AN
                             ACTIVE TRADING MARKET

      Your note will not be listed or displayed on any securities exchange or included in any interdealer market quotation system, and there may be little or no secondary market for your note. Even if a secondary market for your note develops, it may not provide significant liquidity and we expect that transaction costs in any secondary market would be high. As a result, the difference between bid and asked prices for your note in any secondary market could be substantial.

  WE CAN POSTPONE THE STATED MATURITY DATE OR ANY OF THE OBSERVATION DATES AND
           THE DETERMINATION DATE IF A MARKET DISRUPTION EVENT OCCURS

      If the calculation agent determines that, on the determination date or on any of the observation dates, a market disruption event has occurred or is continuing, such observation date or the determination date will be postponed until the first business day on which no market disruption event occurs or is continuing. As a result, in the case of postponement of the determination date, the stated maturity date for your note will also be postponed, although not by more than five business days. Thus, you may not receive the cash payment that we are obligated to deliver on the stated maturity date until several days after the originally scheduled due date. Moreover, if the closing level of the S&P 500(R) Index is not available on any postponed observation date or the postponed determination date because there continues to be a market disruption event or for any other reason, the calculation agent will nevertheless determine the S&P 500(R) Index closing level on that day based on its assessment, made in its sole discretion.

   CERTAIN CONSIDERATIONS FOR INSURANCE COMPANIES AND EMPLOYEE BENEFIT PLANS

      Any insurance company or fiduciary of a pension plan or other employee benefit plan that is subject to the prohibited transaction rules of the Employee Retirement Income Security Act of 1974, as amended, which we call "ERISA", or the Internal Revenue Code of 1986, as amended, including an IRA or a Keogh plan (or a governmental plan to which similar prohibitions apply), and that is considering purchasing the offered notes with the assets of the insurance company or the assets of such a plan, should consult with its counsel regarding whether the purchase or holding of the offered notes could become a "prohibited transaction" under ERISA, the Internal Revenue Code or any substantially similar prohibition in light of the representations a purchaser or holder in any of the above categories is deemed to make by purchasing and holding the offered notes. This is discussed in more detail under "Employee Retirement Income Security Act" below.

                          SPECIFIC TERMS OF YOUR NOTE

--------------------------------------------------------------------------------
      Please note that in this section entitled "Specific Terms of Your Note", references to "holders" mean those who own notes registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in notes registered in street name or in notes issued in book-entry form through The Depository Trust Company. Please review the special considerations that apply to owners of beneficial interest in the accompanying prospectus, under "Legal Ownership and Book-Entry Issuance".
--------------------------------------------------------------------------------

      The offered notes are part of a series of debt securities, entitled "Medium-Term Notes, Series B", that we may issue under the indenture from time to time as described in the accompanying prospectus. The offered notes are also "indexed debt securities", as defined in the accompanying prospectus.

      This prospectus supplement summarizes specific financial and other terms that apply to the offered notes, including your note; terms that apply generally to all Series B medium-term notes are described in "Description of Notes We May Offer" in the accompanying prospectus. The terms described here supplement those described in the accompanying prospectus and, if the terms described here are inconsistent with those described there, the terms described here are controlling.

      In addition to those terms described on the first two pages of this prospectus supplement, the following terms will apply to your note:

      SPECIFIED CURRENCY:

- U.S. dollars

      FORM OF NOTE:

- global form only: yes, at DTC

- non-global form available: no

      DENOMINATIONS: each note registered in the name of a holder must have a face amount of $2,000 or integral multiples of $1,000 in excess thereof.

      DEFEASANCE APPLIES AS FOLLOWS:

-full defeasance: no

- covenant defeasance: no

      OTHER TERMS:

- the default amount will be payable on any acceleration of the maturity of your note as described under "-- Special Calculation Provisions" below

- a business day for your note will not be the same as a business day for our other Series B medium-term notes, as described under "-- Special Calculation Provisions" below

      Please note that the information about the settlement or trade date, issue price, discounts or commissions and net proceeds to The Goldman Sachs Group, Inc. on the front cover page or elsewhere in this prospectus supplement relates only to the initial issuance and sale of the notes. If you have purchased your note in a market-making transaction after the initial issuance and sale of the notes, any such relevant information about the sale to you will be provided in a separate confirmation of sale.

      We describe the terms of your note in more detail below.

                    INDICES, INDEX SPONSORS AND INDEX STOCKS

      In this prospectus supplement, when we refer to the indices, we mean both indices specified on the front cover page, or any successor to either of the indices, as it may be modified, replaced or adjusted from time to time as described under "-- Discontinuance or Modification of the S&P 500(R) Index" below. When we refer to the index sponsor as of any time, we mean the entity, including any successor sponsor that determines and publishes the applicable index as then in effect. When we refer to the index stocks as of any time, we mean the stocks that comprise the S&P 500(R) Index as then in effect, after giving effect to any additions, deletions or substitutions.

                                    INTEREST

      We will pay you interest on your notes on September 10 of each year, beginning on September 10, 2005 until the stated maturity date, for a total of seven annual interest payments. If any interest payment date falls on a day that is not a business day, payment will be made on the immediately succeeding business day and no interest will accrue as a result of the delayed payment.

      The interest that we will pay you on an interest payment date, as determined on the interest calculation date, will be equal to the percentage change in the Consumer Price Index calculated by dividing (i) the final CPI reference value minus the initial CPI reference value by (ii) the initial CPI reference value. The initial CPI reference value is the Consumer Price Index value for the fifteenth month prior to the applicable interest payment date. With respect to the first interest calculation date, the initial CPI reference value will be 189.7, the CPI value for June 2004. With respect to all subsequent interest calculation dates, the initial CPI reference value will always be the final CPI reference value for the preceding interest calculation date, even if the CPI value has been subsequently adjusted. The final CPI reference value is the Consumer Price Index value for the third month prior to the applicable interest payment date.

      The interest rate will never be less than zero. If the Consumer Price Index declines or does not increase during the applicable 12-month period, no interest will be paid on the related interest payment date. All values used in the interest rate calculation for the notes and all percentages resulting from any calculation of interest will be rounded to the nearest one ten-thousandth of a percentage point, with 0.00005% rounded up to 0.0001%.

      The interest calculation date is the fourth business day prior to the applicable interest payment date.

                  PAYMENT OF PRINCIPAL ON STATED MATURITY DATE

      On the stated maturity date, we will pay you an amount in cash equal to 100% of the face amount of your note plus the supplemental payment amount, if any.

CALCULATING THE SUPPLEMENTAL PAYMENT AMOUNT

      The calculation agent will calculate the supplemental payment amount on each note as follows:

- First, the calculation agent will determine the final averaged equity return by:

      - Calculating the arithmetic average of the closing levels of the S&P 500(R) Index on the sixth day of each month, beginning on October 6, 2004 and up to and including September 6, 2011 for a total of 84 observation dates. The resulting number is the "final average index value";

      - Taking the final average index value and then subtracting the initial index value (which is 1,107.77, the closing level of the S&P 500(R) Index on the trade date), and dividing by the initial index value. The resulting number, expressed as a percentage, is the "final averaged equity return". The calculation of the final averaged equity return will be rounded to the nearest one ten-thousandth of a percentage point, with 0.00005% rounded up to 0.0001%. All dollar amounts used in or resulting from such calculation on the notes will be rounded to the nearest fourth decimal place, with 0.00005 rounded up to 0.0001.

- Second, the calculation agent will compare (i) the final averaged equity return to (ii) the cumulative CPI return, which is the sum of the interest payments on your note through maturity (expressed as a percentage of the face amount of the note).

      - If the final averaged equity return is (i) equal to or less than zero (that is, the final average index value is not greater than the initial index value) or

        (ii) more than zero but less than or equal to the cumulative CPI return, then no supplemental payment amount will be payable on your note.

      - If the final averaged equity return is greater than the cumulative CPI return, the supplemental payment amount will be: the face amount of your note multiplied by the result of the final averaged equity return minus the cumulative CPI return.

      Because the final average index value will be based on the average of 84 monthly closing levels (the closing levels on the observation dates), the actual S&P 500(R) Index level at the stated maturity date or at many other times during the term of the notes could be significantly higher than the final average index value. For example, the difference between the final average index level and the level of the S&P 500(R) Index on the stated maturity date could be particularly large if there is a significant increase in the value of the S&P 500(R) Index during the latter portion of the term of the notes. In this situation, the supplemental payment amount, and then the return on your note, could be significantly less than the return on the S&P 500(R) Index.

      BECAUSE THE FINAL AVERAGED EQUITY RETURN ON THE S&P 500(R) INDEX CAN BE NEGATIVE OR LESS THAN THE CUMULATIVE CPI RETURN, THERE MAY BE NO SUPPLEMENTAL PAYMENT AMOUNT PAYABLE AT MATURITY AND, IN THAT CASE, YOU WILL RECEIVE ONLY THE FACE AMOUNT OF YOUR NOTE AT MATURITY.

      The calculation agent will determine the final averaged equity return based on the closing level of the S&P 500(R) Index on the observation dates as calculated and published by the index sponsor. However, the calculation agent will have discretion to adjust the closing level on any particular day or to determine it in a different manner as described under "-- Discontinuance or Modification of the S&P 500(R) Index" below.

STATED MATURITY DATE

      The stated maturity date will be September 10, 2011 unless that day is not a business day, in which case the stated maturity date will be the next following business day. If the fourth business day before this applicable day is not the determination date referred to below, however, then the stated maturity date will be the fourth business day following the determination date, provided that the stated maturity date will never be later than the fourth business day after September 10, 2011 or, if September 10, 2011 is not a business day, later than the fifth business day after September 10, 2011. The calculation agent may postpone the determination date -- and therefore the stated maturity date -- if a market disruption event occurs or is continuing on any day that would otherwise be the determination date. We describe market disruption events under "-- Special Calculation Provisions" below.

OBSERVATION DATES

      The observation dates will be the sixth day of each month, beginning on October 6, 2004 up to and including September 6, 2011, for a total of 84 observation dates, and if such day is not a business day, the next following business day, unless the calculation agent determines that a market disruption event occurs or is continuing on that business day. In that event, the observation date will be postponed for up to four business days to the first following business day on which the calculation agent determines that a market disruption event does not occur and is not continuing. The last observation date is also the determination date.

DETERMINATION DATE

      The determination date will be September 6, 2011, or if that day is not a business day, the next following business day, unless the calculation agent determines that a market disruption event occurs or is continuing on that business day. In that event, the determination date will be the first following business day on which the calculation agent determines that a market disruption event does not occur and is not continuing. In no event, however, will the determination date be later than September 10, 2011 or, if September 10, 2011 is not a business day, later than the first business day after September 10, 2011. This is also the last observation date and the last interest calculation date.

CONSEQUENCES OF A MARKET DISRUPTION EVENT

      As indicated above, if a market disruption event occurs or is continuing on a day that would otherwise be an observation date or the determination date, such observation date or determination date will be postponed to the next following business day on which a market disruption event does not occur and is not continuing. In no event, however, will that observation date or determination date be postponed by more than four business days. If that observation date or determination date is postponed to the last possible day but a market disruption event occurs or is continuing on that day, that day will nevertheless be the observation date or determination date. If the calculation agent determines that the S&P 500(R) Index level that must be used to determine the payment amount is not available on any postponed observation date or the postponed determination date, either because of a market disruption event or for any other reason, the calculation agent will nevertheless determine the S&P 500(R) Index closing on that day, based on its assessment, made in its sole discretion.

                     DISCONTINUANCE OR MODIFICATION OF THE
                                S&P 500(R) INDEX

      If the S&P 500(R) Index sponsor discontinues publication of the S&P 500(R) Index and the index sponsor or anyone else publishes a substitute index that the calculation agent determines is comparable to the S&P 500(R) Index, then the calculation agent will determine the closing level on each observation date, the final averaged equity return and the supplemental payment amount payable on the stated maturity date by reference to the substitute index. We refer to any substitute index approved by the calculation agent as a successor index.

      If the calculation agent determines that the publication of the S&P 500(R) Index is discontinued and there is no successor index, or that the level of the S&P 500(R) Index is not available on an observation date or the determination date because of a market disruption event or for any other reason, the calculation agent will determine the closing level on the applicable observation date, the final averaged equity return and the supplemental payment amount payable on the stated maturity date, by a computation methodology that the calculation agent determines will as closely as reasonably possible replicate the S&P 500(R) Index.

      If the calculation agent determines that the S&P 500(R) Index, the stocks comprising the S&P 500(R) Index or the method of calculating the S&P 500(R) Index is changed at any time in any respect -- including any addition, deletion or substitution and any reweighting or rebalancing of index stocks and whether the change is made by the S&P 500(R) Index sponsor under its existing policies or following a modification of those policies, is due to the publication of a successor index, is due to events affecting one or more of the index stocks or their issuers or is due to any other reason -- then the calculation agent will be permitted (but not required) to make such adjustments in the S&P 500(R) Index or the method of its calculation as it believes are appropriate to ensure that the final average index value used to determine the final averaged equity return and the supplemental amount payable on the stated maturity date, are equitable.

      All determinations and adjustments to be made by the calculation agent with respect to the S&P 500(R) Index may be made by the calculation agent in its sole discretion. The calculation agent is not obligated to make any such adjustments.

       REVISION, REBASEMENT OR DISCONTINUANCE OF THE CONSUMER PRICE INDEX

      There can be no assurance that the Bureau of Labor Statistics will not change the method by which it calculates the Consumer Price Index. In addition, changes in the way the Consumer Price Index is calculated could reduce the level of the Consumer Price Index and lower the interest payment with respect to the notes. Accordingly, the amount of interest, if any, payable on the notes, and therefore the value of the notes, may be significantly reduced. If the Consumer Price Index is substantially altered, a substitute index may be employed to calculate the interest payable on the notes, as described below, and that substitution may adversely affect the value of the notes.

      In determining the final CPI reference value used to determine the interest rate on each applicable interest calculation date, the calculation agent will use the most recently available value of the Consumer Price Index for the relevant month, even if such value has been adjusted from a prior reported value for that month. In contrast, the initial CPI reference value for each interest calculation date (except for the first interest calculation date) will always be the final CPI reference value for the preceding interest calculation date, even if such value has been adjusted since that preceding interest calculation date. For the first interest calculation date, the initial CPI reference value will be 189.7, the CPI level for June 2004. If the CPI level for June 2004 is adjusted after the date of this pricing supplement, the interest rate determined on the first interest calculation date will not be revised, and in the case of a subsequent downward adjustment in the Consumer Price Index value for June 2004, you will not receive any additional interest on the first interest payment date or any other interest payment date.

      The Bureau of Labor Statistics occasionally rebases the Consumer Price Index. The Consumer Price Index was last rebased in January 1988. The current standard reference base period is 1982-1984 = 100. Prior to the release of the Consumer Price Index for January 1988, the standard reference base was 1967 = 100. If the Bureau of Labor Statistics rebases the Consumer Price Index during the time the notes are outstanding, the calculation agent will continue to calculate increases in the Consumer Price Index using the existing base year in effect for the Consumer Price Index at the time of issuance of the notes as long as the old Consumer Price Index is still published. The conversion to a new reference base does not affect the measurement of the percentage changes in a given index series from one time period to another, except for rounding differences. Thus, rebasing might affect the published "headline" number often quoted in the financial press; however, the inflation calculation for the notes should not be adversely affected by any such rebasing because changes in the old-based Consumer Price Index can be calculated by using the percentage changes of the new rebased Consumer Price Index. If the old-based Consumer Price Index is not published, the calculation agent will calculate inflation using the new Consumer Price Index. However, as stated above, the conversion to a new reference base does not affect the measurement of the percentage changes in a given index series from one time period to another, except for rounding differences.

      If, while the notes are outstanding, the Consumer Price Index is discontinued or, if in the opinion of the Bureau of Labor Statistics, as evidenced by a public release, the Consumer Price Index is substantially altered, the calculation agent will determine the interest rate on the notes by reference to an applicable substitute index. The calculation agent will determine the substitute index, in its sole discretion, by a computation methodology that the calculation agent determines will as closely as reasonably possible replicate the Consumer Price Index or is in accordance with general market practice at the time. In doing this, the calculation agent may (but is not required to) determine the substitute index by selecting any substitute index that is chosen by the Secretary of the Treasury for the Department of The Treasury's Inflation-Linked Treasuries, as described at 62 Federal Register 846-874 (January 6, 1997).

                         DEFAULT AMOUNT ON ACCELERATION

      If an event of default occurs and the maturity of your note is accelerated, we will pay the default amount in respect of the principal of your note at the maturity, instead of the amount payable on the stated maturity date as described earlier. We describe the default amount under "-- Special Calculation Provisions" below.

      For the purpose of determining whether the holders of our Series B medium-term notes, which include the offered notes, are entitled to take any action under the indenture, we will treat the outstanding face amount of each offered note as the outstanding principal amount of that note. Although the terms of the offered notes differ from those of the other Series B medium-term notes, holders of specified percentages in principal amount of all Series B medium-term notes, together in some cases with other series of our debt securities, will be able to take action affecting all the Series B medium-term notes, including the offered notes. This action may involve changing some of the terms that apply to the Series B medium-term notes, accelerating the maturity of the Series B medium-term notes after a default or waiving some of our obligations under the indenture. We discuss these matters in the accompanying prospectus under "Description of Debt Securities We May Offer -- Default, Remedies and Waiver of Default" and "-- Modification of the Debt Indentures and Waiver of Covenants".

                               MANNER OF PAYMENT

      Any payment on your note at maturity will be made to an account designated by the holder of your note and approved by us, or at the office of the trustee in New York City, but only when your note is surrendered to the trustee at that office. We also may make any payment in accordance with the applicable procedures of the depositary.

                             MODIFIED BUSINESS DAY

      As described in the accompanying prospectus, any payment on your note that would otherwise be due on a day that is not a business day may instead be paid on the next day that is a business day, with the same effect as if paid on the original due date. For your note, however, the term business day has a different meaning than it does for other Series B medium-term notes. We discuss this term under "-- Special Calculation Provisions" below.

                           ROLE OF CALCULATION AGENT

      The calculation agent in its sole discretion will make all determinations regarding the indices, the interest rate payable on any interest payment date, market disruption events, business days, the cumulative CPI return, the final average index value, the final averaged equity return, the default amount, the supplemental payment amount and the cash to be paid on your note at maturity. Absent manifest error, all determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent.

      Please note that Goldman, Sachs & Co., our affiliate, is currently serving as the calculation agent as of the original issue date of your note. We may change the calculation agent for your note at any time after the original issue date without notice, and Goldman, Sachs & Co. may resign as calculation agent at any time upon 60 days' written notice to Goldman Sachs.

                         SPECIAL CALCULATION PROVISIONS

BUSINESS DAY

      When we refer to a business day with respect to your note, we mean a day that is a business day of the kind described in the accompanying prospectus and that is also a day on which the New York Stock Exchange, the Nasdaq National Market System and the American Stock Exchange are all open for trading and on which the closing level of the S&P 500(R) Index is calculated and published by the S&P 500(R) Index sponsor.

DEFAULT AMOUNT

      The default amount for your note on any day will be an amount, in the specified currency for the principal of your note, equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all of our payment and other obligations with respect to your note as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to your note. That cost will equal:

- the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking, plus

- the reasonable expenses, including reasonable attorneys' fees, incurred by the holder of your note in preparing any documentation necessary for this assumption or undertaking.

      During the default quotation period for your note, which we describe below, the holder and/or we may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest -- or, if there is only one, the only -- quotation obtained, and as to which notice is so given, during the default quotation period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two business days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the default amount.

DEFAULT QUOTATION PERIOD. The default quotation period is the period beginning on the day the default amount first becomes due and ending on the third business day after that day, unless:

- no quotation of the kind referred to above is obtained, or

- every quotation of that kind obtained is objected to within four business days after the day the default amount first becomes due.

      If either of these two events occurs, the default quotation period will continue until the third business day after the first business day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five business days after that first business day, however, the default quotation period will continue as described in the prior sentence and this sentence.

      In any event, if the default quotation period and the subsequent two business day objection period have not ended before the determination date, then the default amount will equal the principal amount of your note.

QUALIFIED FINANCIAL INSTITUTIONS. For the purpose of determining the default amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States of America, Europe or Japan, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and is rated either:

- A-1 or higher by Standard & Poor's Ratings Group or any successor, or any other comparable rating then used by that rating agency, or

- P-1 or higher by Moody's Investors Service, Inc. or any successor, or any other comparable rating then used by that rating agency.

MARKET DISRUPTION EVENT RELATED TO THE S&P 500(R) INDEX

      Any of the following will be a market disruption event:

- a suspension, absence or material limitation of trading in index stocks constituting 20% or more, by weight, of the S&P 500(R) Index on their respective primary markets, in each case for more than two hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion, or

- a suspension, absence or material limitation of trading in option or futures contracts relating to the S&P 500(R) Index or to index stocks constituting 20% or more, by weight, of the index, if available, in the respective primary markets for those contracts, in each case for more than two hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion, or

- index stocks constituting 20% or more, by weight, of the S&P 500(R) Index, or option or futures contracts relating to the S&P 500(R)

  Index or to index stocks constituting 20% or more, by weight, of the S&P 500(R) Index, if available, are not trading on what were the respective primary markets for those index stocks or contracts, as determined by the calculation agent in its sole discretion, and, in the case of any of these events, the calculation agent determines in its sole discretion that the event could materially interfere with the ability of The Goldman Sachs Group, Inc. or any of its affiliates or a similarly situated party to unwind all or a material portion of a hedge that could be effected with respect to the offered notes. For more information about hedging by The Goldman Sachs Group, Inc. and/or any of its affiliates, see "Use of Proceeds and Hedging" below.

      The following events will not be market disruption events:

- a limitation on the hours or numbers of days of trading, but only if the limitation results from an announced change in the regular business hours of the relevant market, and

- a decision to permanently discontinue trading in the option or futures contracts relating to the S&P 500(R) Index or to any index stock.

      For this purpose, an "absence of trading" in the primary securities market on which an index stock, or on which option or futures contracts relating to the S&P 500(R) Index or an index stock, are traded will not include any time when that market is itself closed for trading under ordinary circumstances. In contrast, a suspension or limitation of trading in an index stock or in option or futures contracts relating to the S&P 500(R) Index or an index stock, if available, in the primary market for that stock or those contracts, by reason of:

- a price change exceeding limits set by that market, or

- an imbalance of orders relating to that stock or those contracts, or

- a disparity in bid and ask quotes relating to that stock or those contracts,

will constitute a suspension or material limitation of trading in that stock or those contracts in that market.

      As is the case throughout this prospectus supplement, references to the S&P 500(R) Index in this description of market disruption events includes the S&P 500(R) Index and any successor index as it may be modified, replaced or adjusted from time to time.

                       HYPOTHETICAL PAYMENTS ON YOUR NOTE

      The table below shows the hypothetical payment amount that we would deliver on the stated maturity date (expressed as a percentage of the face amount of your note), if the final averaged equity return were any of the hypothetical levels shown in the first column, and the cumulative CPI return were any of the hypothetical levels shown in the table.

      The percentages in the first column of the table represent hypothetical final averaged equity returns. The second and third columns present hypothetical payment amounts at maturity assuming a cumulative CPI return of 0%. The second column is the payment amount at maturity as a percentage of the face amount of your note. As discussed, the payment amount at maturity is equal to 100% of the face amount on your note plus the supplemental payment amount, if any. As shown in the table, the payment amount at maturity will never be less than 100% of the face amount of your note. The third column shows the result of the payment amount plus the cumulative CPI return, expressed as a percentage of the face amount. The fourth and fifth columns repeat the hypothetical analysis but with an assumed cumulative CPI return of 15%. The last two columns show the hypothetical results assuming a cumulative CPI return of 30%. For example, if the final averaged equity return were 50% and the cumulative CPI return were 15%, we would pay you at maturity 135% (that is, 100% + (50% -- 15%)) of the face amount.

      The information in the table reflects hypothetical payments on the offered notes assuming that they are purchased on the original issue date and held to the stated maturity date. If you sell your note prior to the stated maturity date, your return will depend upon the market value of your note at the time of sale, which may be affected by a number of factors that are not reflected in the examples shown below. For a discussion of some of these factors, see "Additional Risk Factors Specific to Your Note" on page S-12. We have also assumed no market disruption event occurs.

      The examples below are based on a range of S&P 500(R) Index levels and a range of cumulative CPI returns based on the Consumer Price Index that are entirely hypothetical; no one can predict what the S&P 500(R) Index level and the Consumer Price Index level will be.

      The actual performance of the S&P 500(R) Index over the life of the offered notes, as well as the amount payable at maturity, may bear little relation to the hypothetical examples shown below and cannot be predicted.

                       HYPOTHETICAL CUMULATIVE CPI RETURN

                           0%                            15%                            30%
              ----------------------------   ----------------------------   ----------------------------
                                PAYMENT                        PAYMENT                        PAYMENT
                               AMOUNT AT                      AMOUNT AT                      AMOUNT AT
HYPOTHETICAL     PAYMENT      MATURITY, AS      PAYMENT      MATURITY, AS      PAYMENT      MATURITY, AS
   FINAL        AMOUNT AT     A % OF FACE      AMOUNT AT     A % OF FACE      AMOUNT AT     A % OF FACE
  AVERAGED    MATURITY AS A   AMOUNT, PLUS   MATURITY AS A   AMOUNT, PLUS   MATURITY AS A   AMOUNT, PLUS
   EQUITY       % OF FACE      CUMULATIVE      % OF FACE      CUMULATIVE      % OF FACE      CUMULATIVE
   RETURN        AMOUNT        CPI RETURN       AMOUNT        CPI RETURN       AMOUNT        CPI RETURN
------------  -------------   ------------   -------------   ------------   -------------   ------------
    150%          250%           250%            235%           250%            220%           250%
    100%          200%           200%            185%           200%            170%           200%
     50%          150%           150%            135%           150%            120%           150%
     25%          125%           125%            110%           125%            100%           130%
     20%          120%           120%            105%           120%            100%           130%
      0%          100%           100%            100%           115%            100%           130%
    -10%          100%           100%            100%           115%            100%           130%
    -20%          100%           100%            100%           115%            100%           130%
    -25%          100%           100%            100%           115%            100%           130%
    -50%          100%           100%            100%           115%            100%           130%
    -80%          100%           100%            100%           115%            100%           130%

                             ---------------------

      Provided below are the hypothetical interest rates for the period from April 1999 to June 2004 that would have resulted from the historical levels of the Consumer Price Index levels. These are intended to illustrate the effect of general trends in the Consumer Price Index on the amount of interest payable to you on the notes. However, the Consumer Price Index may not increase or decrease over the term of the notes in accordance with any of the trends depicted by the historical information in the table below, and the size and frequency of any fluctuations in the Consumer Price Index level over the term of the notes may be significantly different than those shown in the table. As a result, the hypothetical interest rates depicted in the table below should not be taken as an indication of the actual interest rates that will be paid on the interest payment dates over the term of the notes.

                               1999      2000      2001      2002      2003      2004
                               ----      ----      ----      ----      ----      ----
January.....................            2.5610%   3.4483%   2.1264%   2.0259%   2.0408%
February....................            2.6220%   3.4462%   1.8955%   2.1984%   1.7650%
March.......................            2.6846%   3.3868%   1.5517%   2.3769%   1.8795%
April.......................  1.6708%   2.7389%   3.7322%   1.1422%   2.5974%   1.9263%
May.........................  1.6059%   3.2219%   3.5336%   1.1377%   2.9809%   1.6931%
June........................  1.7263%   3.7576%   2.9206%   1.4756%   3.0201%   1.7372%
July........................  2.2769%   3.0686%   3.2691%   1.6393%   2.2247%
August......................  2.0885%   3.1889%   3.6152%   1.1818%   2.0578%
September...................  1.9632%   3.7304%   3.2483%   1.0674%   2.1123%
October.....................  2.1446%   3.6593%   2.7199%   1.4648%   2.1099%
November....................  2.2644%   3.4111%   2.7199%   1.8028%   2.1583%
December....................  2.6284%   3.4544%   2.6482%   1.5143%   2.3204%

                             ---------------------

      To illustrate the interest rate basis applicable to the note, assuming September 3, 2002 were an interest calculation date, based on the historical information on the Consumer Price Index presented above, the interest rate applicable to the note until the next interest calculation date would have been 1.0674%, calculated as follows:

(CPI Level for June 2002 -- CPI Level for June 2001)/CPI Level for June 2001 = (179.9 -- 178.0)/178.0 = 1.0674%. Accordingly, for a hypothetical investment of $100,000, the applicable interest payment amount for September 2002 would have been $1,067.40.

Payments on this note are economically equivalent to the amounts that would be paid on a combination of other instruments. For example, payments on the note are economically equivalent to the amounts that would be paid on a combination of an interest-bearing bond and an option, in each case, bought by the holder (with an implicit option premium paid over time by the holder).

                             ---------------------

   We cannot predict the interest rates and the final averaged equity return on the determination date or the market value of your note, nor can we predict the relationship between the CPI and S&P 500(R) Index level and the market value of your note at any time prior to the stated maturity date. The actual amount that a holder of the offered notes will receive at stated maturity and the rate of return on the offered notes will depend on the initial S&P 500(R) Index level, the interest rates, and the final averaged equity return determined by the calculation agent as described above. Moreover, the assumptions on which the hypothetical returns are based may turn out to be inaccurate. Consequently, the amount of cash to be paid in respect of your note on the stated maturity date may be very different from the information reflected in the table above.

                          USE OF PROCEEDS AND HEDGING

      We will use the net proceeds we receive from the sale of the offered notes for the purposes we describe in the accompanying prospectus under "Use of Proceeds". We or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the offered notes as described below.

      In anticipation of the sale of the offered notes, we and/or our affiliates have entered into hedging transactions involving purchases of futures and other instruments linked to the indices on the trade date. In addition, from time to time after we issue the offered notes, we and/or our affiliates expect to enter into additional hedging transactions and to unwind those we have entered into, in connection with the offered notes and perhaps in connection with other index-linked notes we issue, some of which may have returns linked to the indices or the index stocks. Consequently, with regard to your note, from time to time, we and/or our affiliates:

- expect to acquire or dispose of positions in listed or over-the-counter options, futures or other instruments linked to the indices or some or all of the index stocks,

- may take or dispose of positions in the securities of the index stock issuers themselves,

- may take or dispose of positions in listed or over-the-counter options or other instruments based on indices designed to track the performance of the New York Stock Exchange or other components of the U.S. equity market and/or

- may take short positions in the index stocks or other securities of the kind described above -- i.e., we and/or our affiliates may sell securities of the kind that we do not own or that we borrow for delivery to purchaser.

      We and/or our affiliates may acquire a long or short position in securities similar to your note from time to time and may, in our or their sole discretion, hold or resell those securities.

      In the future, we and/or our affiliates expect to close out hedge positions relating to the offered notes and perhaps relating to other notes with returns linked to the indices or the index stocks. We expect these steps to involve sales of instruments linked to the indices on or shortly before the determination date. These steps also may involve sales and/or purchases of some or all of the index stocks or listed or over-the-counter options, futures or other instruments linked to the indices, some or all of the index stocks or indices designed to track the performance of the New York Stock Exchange or other components of the U.S. equity and fixed income market.
--------------------------------------------------------------------------------

         The hedging activity discussed above may adversely affect the market value of your note from time to time and the amount we will pay on your note at maturity. See "Additional Risk Factors Specific to Your
   Note -- Trading and Other Transactions by Goldman Sachs in Instruments
   Linked to the Index or Index Stocks May Impair the Value of Your Note" and "-- Our Business Activities May Create Conflicts of Interest Between You
   and Us" above for a discussion of these adverse effects.
--------------------------------------------------------------------------------

                                  THE INDICES

      We have derived all information regarding each of the two indices contained in this prospectus supplement, including their make-up, method of calculation and changes in its components, from publicly available information without independent verification. The index sponsor for the S&P 500(R) index owns the copyright and all rights to its applicable index. The S&P 500(R) index sponsor has no obligation to continue to publish, and may discontinue publication of, its applicable index. The consequences of either of the index sponsors discontinuing or modifying its applicable index are described in the section entitled "Specific Terms of Your Note -- Discontinuance or Modification of the S&P 500(R) Index" above. Current information regarding the market value of the indices is available from index sponsors and from numerous public information sources. We do not make any representation that the publicly available information about the indices is accurate or complete. The indices are determined, comprised and calculated by the index sponsors without regard to the offered notes. Neither we nor any of our affiliates accept any responsibility for the calculation, maintenance or publication of, or for any error, omission or disruption in any of the indices.

                              THE S&P 500(R) INDEX

      Standard & Poor's publishes the S&P 500(R) Index. The index is intended to provide an indication of the pattern of common stock price movement. The calculation of the value of the index, discussed below in further detail, is based on the relative value of the aggregate market value of the common stocks of 500 companies as of a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. As of July 30, 2004, 423 companies or 84.4% of the index traded on the New York Stock Exchange, 75 companies or 15.4% of the index traded on The Nasdaq Stock Market and two companies or 0.2% of the index traded on the American Stock Exchange. As of July 30, 2004, the aggregate market value of the 500 companies included in the S&P 500(R) Index represented approximately 78% of the aggregate market value of stocks included in the Standard & Poor's Stock Guide Database of domestic common stocks traded in the United States, excluding American depositary receipts and shares of real estate investment trusts, limited partnerships and mutual funds. Standard & Poor's chooses companies for inclusion in the index with the aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of the New York Stock Exchange, which Standard & Poor's uses as an assumed model for the composition of the total market. Relevant criteria employed by Standard & Poor's include the viability of the particular company, the extent to which that company represents the industry group to which it is assigned, the extent to which the market value of that company's common stock is generally responsive to changes in the affairs of the respective industry and the market price and trading activity of the common stock of that company. Ten main groups of companies comprise the index with the number of companies currently included in each group indicated in parentheses: consumer discretionary (85), consumer staples (37), energy (27), financials (81), health care (53), industrials (59), information technology
(81), materials (33), telecommunication services (11) and utilities (33). Standard & Poor's may from time to time, in its sole discretion, add companies to, or delete companies from, the index to achieve the objectives stated above.

      The S&P 500(R) Index does not reflect the payment of dividends on the stocks included in the S&P 500(R) Index. Because of this the return on the offered notes will not be the same as the return you would receive if you were to purchase these stocks and hold them for a period equal to the term of the offered notes.

                      COMPUTATION OF THE S&P 500(R) INDEX

      Standard & Poor's currently computes the S&P 500(R) Index as of a particular time as follows:

      (a) the product of the market price per share and the number of then outstanding shares of each component stock is determined as of that time (referred to as the "market value" of that stock);

      (b) the market values of all component stocks as of that time are aggregated;

      (c) the mean average of the market values as of each week in the base period of the years 1941 through 1943 of the common stock of each company in a group of 500 substantially similar companies is determined;

      (d) the mean average market values of all these common stocks over the base period are aggregated (the aggregate amount being referred to as the "base value");

      (e) the current aggregate market value of all component stocks is divided by the base value; and

      (f) the resulting quotient, expressed in decimals, is multiplied by ten.

      While Standard & Poor's currently employs the above methodology to calculate the index, no assurance can be given that Standard & Poor's will not modify or change this methodology in a manner that may affect the payment amount for the offered notes upon maturity or otherwise.

      Standard & Poor's adjusts the foregoing formula to offset the effects of changes in the market value of a component stock that are determined by Standard & Poor's to be arbitrary or not due to true market fluctuations. These changes may result from causes such as:

- the issuance of stock dividends,

- the granting to shareholders of rights to purchase additional shares of stock,

- the purchase of shares by employees pursuant to employee benefit plans,

- consolidations and acquisitions,

- the granting to shareholders of rights to purchase other securities of the issuer,

- the substitution by Standard & Poor's of particular component stocks in the S&P 500(R) Index, and

- other reasons.

      In these cases, Standard & Poor's first recalculates the aggregate market value of all component stocks, after taking account of the new market price per share of the particular component stock or the new number of outstanding shares of that stock or both, as the case may be, and then determines the new base value in accordance with the following formula:

Old Base Value X       New Market Value  = New Base Value
                       ----------------
                       Old Market Value

      The result is that the base value is adjusted in proportion to any change in the aggregate market value of all component stocks resulting from the causes referred to above to the extent necessary to negate the effects of these causes upon the S&P 500(R) Index.

                        HISTORICAL CLOSING LEVELS OF THE
                                S&P 500(R) INDEX

      The first table below shows the closing levels of the index on the last business day of each year from 1999 through 2001. The second table below shows the high, the low and the last closing levels of the index for each of the four calendar quarters in 2002 and 2003, and for the three calendar quarters of 2004, through August 27, 2004. We obtained the closing levels listed in the tables below from Bloomberg Financial Services, without independent verification.

      Since its inception, the level of the index has experienced significant fluctuations. Any historical upward or downward trend in the closing level of the index during any period shown below is not an indication that the index is more or less likely to increase or decrease at any time during the term of your note. You should not take the historical levels of the index as an indication of future performance. We cannot give you any assurance that the future performance of the index or the index stocks will result in you receiving an amount greater than the outstanding face amount of your note on the stated maturity date. Neither we nor any of our affiliates make any representation to you as to the performance of the index.

      The actual performance of the index over the life of the offered notes may bear little relation to the historical levels shown below.

                      YEAR-END CLOSING LEVELS OF THE INDEX

YEAR                           CLOSING LEVEL
----                           -------------
1999.........................    1,469.25
2000.........................    1,320.28
2001.........................    1,148.08

         QUARTERLY HIGH, LOW AND CLOSING LEVELS OF THE S&P 500(R) INDEX

                                                                HIGH       LOW       CLOSE
                                                                ----       ---       -----
2002
  Quarter ended March 31....................................  1,172.51   1,080.17    1147.39
  Quarter ended June 30.....................................  1,146.54     973.53     989.82
  Quarter ended September 30................................    989.03     797.70     815.28
  Quarter ended December 31.................................    938.87     776.76     879.82
2003
  Quarter ended March 31....................................    931.66     800.73     848.18
  Quarter ended June 30.....................................  1,011.66     858.48     974.50
  Quarter ended September 30................................  1,039.58     965.46     995.97
  Quarter ended December 31.................................  1,111.92   1,018.22   1,111.92
2004
  Quarter ended March 31....................................  1,157.76   1,091.33   1,126.21
  Quarter ended June 30.....................................  1,150.54   1,132.17   1,139.32
  Quarter ending September 30 (through August 27, 2004).....  1,144.06   1,063.23   1,107.77
     Closing price on August 27, 2004.......................                        1,107.77

                             ---------------------

                               LICENSE AGREEMENT

      Standard & Poor's and Goldman, Sachs & Co. have entered into a non-transferable, non-exclusive license agreement granting Goldman, Sachs & Co. and its affiliates, in exchange for a fee, the right to use the index in connection with the issuance of certain securities, including the offered notes. The Goldman Sachs Group, Inc. is also a party to the license agreement.

      The offered notes are not sponsored, endorsed, sold or promoted by Standard & Poor's, a division of McGraw-Hill, Inc. Standard & Poor's has not passed on the legality or suitability of, or the accuracy or adequacy of descriptions and disclosures relating to, the offered notes. Standard & Poor's makes no representation or warranty, express or implied, to the owners of the offered notes or any member of the public regarding the advisability of investing in securities generally or in the offered notes particularly or the ability of the index to track general stock market performance. Standard & Poor's only relationship to Goldman Sachs (other than transactions entered into in the ordinary course of business) is the licensing of certain trademarks and trade names of Standard & Poor's and of the use of the index which is determined, composed and calculated by Standard & Poor's without regard to Goldman Sachs or the offered notes. Standard & Poor's has no obligation to take the needs of Goldman Sachs or the owners of the offered notes into consideration in determining, composing or calculating the index.

Standard & Poor's is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of the offered notes to be issued or in the determination or calculation of the equation by which the offered notes are to be exchanged into cash. Standard & Poor's has no liability in connection with the administration, marketing or trading of the offered notes.

      STANDARD & POOR'S DOES NOT GUARANTEE THE ACCURACY AND/OR COMPLETENESS OF THE INDEX OR ANY DATA INCLUDED THEREIN AND STANDARD & POOR'S SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. STANDARD & POOR'S MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY GOLDMAN SACHS, OWNERS OF THE OFFERED NOTES OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE INDEX OR ANY DATA INCLUDED THEREIN. STANDARD & POOR'S MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL STANDARD & POOR'S HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

      All disclosures contained in this prospectus supplement regarding the index, including its make-up, method of calculation and changes in its components, are derived from publicly available information prepared by Standard & Poor's. Goldman Sachs does not assume any responsibility for the accuracy or completeness of that information.

                            THE CONSUMER PRICE INDEX

      The Consumer Price Index, for purposes of the notes, is the non-seasonally adjusted U.S. City Average All Items Consumer Price Index for All Urban Consumers published monthly by the Bureau of Labor Statistics of the U.S. Department of Labor and reported on Bloomberg page CPURNSA or any successor service or successor page. The Bureau of Labor Statistics makes almost all Consumer Price Index data publicly available. This material may be accessed electronically by means of the Bureau of Labor Statistics' home page on the internet at http://www.bls.gov/cpi/. The Consumer Price Index for a particular month is published during the following month.

      According to the publicly available information provided by the Bureau of Labor Statistics, the Consumer Price Index is a measure of the average change in consumer prices over time in a fixed market basket of goods and services, including food, clothing, shelter, fuels, transportation, drugs and charges for the services of doctors and dentists. User fees (such as water and sewer service) and sales and excise taxes paid by the consumer are also included. Income taxes and investment items such as stocks, bonds and life insurance are not included. The Consumer Price Index includes expenditures by urban wage earners and clerical workers, professional, managerial and technical workers, the self-employed, short-term workers, the unemployed, retirees and others not in the labor force. In calculating the Consumer Price Index, price changes for the various items are averaged together with weights that represent their significance in the spending of urban households in the United States.

      The contents of the market basket of goods and services and the weights assigned to the various items are updated periodically to take into account changes in consumer expenditure patterns. The Consumer Price Index is expressed in relative terms based on a reference period for which the level is set at 100 (currently the base reference period used by the Bureau of Labor Statistics is 1982-1984). For example, because the Consumer Price Index for the 1982-1984 reference period is 100, an increase of 16.5 percent from that period would be shown as 116.5.

      The U.S. Department of Treasury also uses the Consumer Price Index in the interest calculations of inflation-indexed securities issued by the Department. The reference Consumer Price Index used by the U.S. Department of Treasury for the first day of any calendar month is the Consumer Price Index for the third preceding calendar month. Accordingly, the reference Consumer Price Index for the first day of September is the Consumer Price Index for June, published by the Bureau of Labor Statistics in July.

                             HISTORICAL INFORMATION

      Since its inception, the Consumer Price Index has experienced significant fluctuations and therefore the results shown should not be considered as a representation of the income, yield or capital gain or loss that may be generated by the Consumer Price Index in the future. The level of the Consumer Price Index may decrease so that you will not receive any interest payments on the note. We cannot give you any assurance that the level of the Consumer Price Index will increase so that you will receive interest payments on the notes.

      The following table sets forth the levels of the Consumer Price Index from January 1998 to June 2004, as reported by the Bureau of Labor Statistics and reported on Bloomberg page CPURNSA. This historical data is presented for informational purposes only. Past movements of the Consumer Price Index are not necessarily indicative of future values.

                                1998     1999     2000     2001     2002     2003     2004
                                ----     ----     ----     ----     ----     ----     ----
January.......................  161.6    164.3    168.8    175.1    177.1    181.7    185.2
February......................  161.9    164.5    169.8    175.8    177.8    183.1    186.2
March.........................  162.2    165.0    171.2    176.2    178.8    184.2    187.4
April.........................  162.5    166.2    171.3    176.9    179.8    183.8    188.0
May...........................  162.8    166.2    171.5    177.7    179.8    183.5    189.1
June..........................  163.0    166.2    172.4    178.0    179.9    183.7    189.7
July..........................  163.2    166.7    172.8    177.5    180.1    183.9
August........................  163.4    167.1    172.8    177.5    180.7    184.6
September.....................  163.6    167.9    173.7    178.3    181.0    185.2
October.......................  164.0    168.2    174.0    177.7    181.3    185.0
November......................  164.0    168.3    174.1    177.4    181.3    184.5
December......................  163.9    168.3    174.0    176.7    180.9    184.3

                             ---------------------

           SUPPLEMENTAL DISCUSSION OF FEDERAL INCOME TAX CONSEQUENCES

      The following section supplements the discussion of U.S. Federal income taxation in the accompanying prospectus with respect to United States holders. The following section is the opinion of Sullivan & Cromwell LLP, counsel to The Goldman Sachs Group, Inc.
      This section applies to you only if you are a United States holder that holds your note as a capital asset for tax purposes. You are a United States holder if you are a beneficial owner of a note and you are:

- a citizen or resident of the United States;

- a domestic corporation;

- an estate whose income is subject to United States federal income tax regardless of its source; or

- a trust if a United States court can exercise primary supervision over the trust's administration and one or more United States persons are authorized to control all substantial decisions of the trust.

      This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

- a dealer in securities or currencies;

- a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings;

- a bank;

- a life insurance company;

- a tax exempt organization;

- a person that owns a note as a hedge or that is hedged against interest rate risks;

- a person that owns a note as part of a straddle or conversion transaction for tax purposes; or

- a person whose functional currency for tax purposes is not the U.S. dollar.

      This section is based on the U.S. Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

--------------------------------------------------------------------------------

         Please consult your own tax advisor concerning the U.S. federal income tax and any other applicable tax consequences to you of owning your note in your particular circumstances.
--------------------------------------------------------------------------------

      Your note will be treated as a single debt instrument subject to special rules governing contingent payment obligations for United States federal income tax purposes. Under those rules, the amount of interest you are required to take into account for each accrual period will be determined by constructing a projected payment schedule for your note and applying rules similar to those for accruing original issue discount on a hypothetical noncontingent debt instrument with that projected payment schedule. This method is applied by first determining the yield at which we would issue a noncontingent fixed rate debt instrument with terms and conditions similar to your note (the "comparable yield") and then determining a payment schedule as of the issue date that would produce the comparable yield. These rules will generally have the effect of requiring you to include amounts in respect of your note prior to your receipt of cash attributable to such income.

      In general, if the amount of contingent interest you receive on any payment date is greater than the projected amount of the contingent interest for that date, you must make a positive adjustment, generally increasing the amount of interest income on your note. If the amount of contingent interest you receive on any payment date is less than the projected amount of the contingent interest for that date, you must make a negative adjustment, generally decreasing the amount of interest income on that note for that year, or allowing you to recognize ordinary loss to the extent of your total interest inclusions on your note. Any negative adjustment that cannot be offset against current or prior year income may be carried forward to the next year.

      You may obtain the comparable yield and projected payment schedule from us by contacting the Goldman Sachs Corporate Treasury Department, Debt Administration

Group, at 212-902-1000. You are required to use the comparable yield and projected payment schedule that we compute in determining your interest accruals in respect of your note, unless you timely disclose and justify on your federal income tax return the use of a different comparable yield and projected payment schedule.

--------------------------------------------------------------------------------

         The comparable yield and projected payment schedule are not provided to you for any purpose other than the determination of your interest accruals in respect of your note, and we make no representation regarding the amount of contingent payments with respect to your note.
--------------------------------------------------------------------------------

      If you purchase your note for an amount that differs from the note's adjusted issue price at the time of the purchase, you must determine the extent to which the difference between the price you paid for your note and its adjusted issue price is attributable to a change in expectations as to the projected payment schedule, a change in interest rates, or both, and allocate the difference accordingly. The adjusted issue price of your note will equal your note's original issue price plus any interest deemed to be accrued on your note (under the rules governing contingent payment obligations) as of the time you purchase your note.

      If the adjusted issue price of your note is greater than the price you paid for your note, you must make positive adjustments increasing the amount of interest that you would otherwise accrue and include in income each year, and the amount of ordinary income (or decreasing the amount of ordinary loss) recognized upon maturity by the amounts allocated to each of interest and projected payment schedule; if the adjusted issue price of your note is less than the price you paid for your note, you must make negative adjustments, decreasing the amount of interest that you must include in income each year, and the amount of ordinary income (or increasing the amount of ordinary loss) recognized upon maturity by the amounts allocated to each of interest and projected payment schedule. Adjustments allocated to the interest amount are not made until the date the daily portion of interest accrues.

      Because any Form 1099-OID that you receive will not reflect the effects of positive or negative adjustments resulting from your purchase of a note at a price other than the adjusted issue price determined for tax purposes, you are urged to consult with your tax advisor as to whether and how adjustments should be made to the amounts reported on any Form 1099-OID.

      You will recognize gain or loss upon the sale or maturity of your note in an amount equal to the difference, if any, between the amount of cash you receive at such time, less any negative adjustment carry forward determined in the taxable year of the sale or maturity, and your adjusted basis in your note. In general, your adjusted basis in your note will equal the amount you paid for your note, increased by the amount of interest you previously accrued with respect to your note (in accordance with the comparable yield and the projected payment schedule for your note), decreased for any projected payments on your note and increased or decreased by the amount of any positive or negative adjustment, respectively, that you are required to make if you purchase your note at a price other than the adjusted issue price determined for tax purposes.

      Any gain you recognize upon the sale or maturity of your note will be ordinary interest income. Any loss you recognize at such time will be ordinary loss to the extent of interest you included as income in the current or previous taxable years in respect of your note, and thereafter, capital loss.

                             BACKUP WITHHOLDING AND
                             INFORMATION REPORTING

      Please see the discussion under "United States Taxation -- Taxation of Debt Securities -- Backup Withholding and Information Reporting -- United States Holders" in the accompanying prospectus for a description of the applicability of the backup withholding and information reporting rules to payments made on your note.

                    EMPLOYEE RETIREMENT INCOME SECURITY ACT

      This section is only relevant to you if you are an insurance company or the fiduciary of a pension plan or an employee benefit plan (including a governmental plan, an IRA or a Keogh Plan) proposing to invest in the offered notes.

      The Employee Retirement Income Security Act of 1974, as amended, which we call "ERISA" and the Internal Revenue Code of 1986, as amended, prohibit certain transactions involving the assets of an employee benefit plan and certain persons who are "parties in interest" (within the meaning of ERISA) or "disqualified persons" (within the meaning of the Internal Revenue Code) with respect to the plan; governmental plans may be subject to similar prohibitions. Therefore, a plan fiduciary considering purchasing notes should consider whether the purchase or holding of such instruments might constitute a prohibited transaction".

      The Goldman Sachs Group, Inc. and certain of its affiliates each may be considered a "party in interest" or a "disqualified person" with respect to many employee benefit plans by reason of, for example, The Goldman Sachs Group, Inc. (or its affiliate) providing services to such plans. Prohibited transactions within the meaning of ERISA or the Internal Revenue Code may arise, for example, if notes are acquired by or with the assets of a pension or other employee benefit plan that is subject to the fiduciary responsibility provisions of ERISA or Section 4975 of the Internal Revenue Code (including individual retirement accounts and other plans described in Section 4975(e)(1) of the Internal Revenue
Code), which we call collectively "Plans", and with respect to which The Goldman Sachs Group, Inc. or any of its affiliates is a "party in interest" or a "disqualified person", unless those notes are acquired under an exemption for transactions effected on behalf of that Plan by a "qualified professional asset manager" or an "in-house asset manager", for transactions involving insurance company general accounts, for transactions involving insurance company pooled separate accounts, for transactions involving bank collective investment funds, or under another available exemption. The assets of a Plan may include assets held in the general account of an insurance company that are deemed to be "plan assets" under ERISA. The person making the decision on behalf of a Plan or a governmental plan shall be deemed, on behalf of itself and the Plan, by purchasing and holding the offered notes, or exercising any rights related thereto, to represent that (a) such purchase, holding and exercise of the offered notes will not result in a non-exempt prohibited transaction under ERISA or the Internal Revenue Code (or, with respect to a governmental plan, under any similar applicable law or regulation) and (b) neither The Goldman Sachs Group, Inc. nor any of its affiliates is a "fiduciary" (within the meaning of Section 3(21) of ERISA) with respect to the purchaser or holder in connection with such person's acquisition, disposition or holding of the offered notes, or any exercise related thereto or as a result of any exercise by The Goldman Sachs Group, Inc. or any of its affiliates of any rights in connection with the offered notes, and no advice provided by The Goldman Sachs Group, Inc. or any of its affiliates has formed a primary basis for any investment decision by or on behalf of such purchaser or holder in connection with the offered notes and the transactions contemplated with respect to the offered notes.

--------------------------------------------------------------------------------
      If you are an insurance company or the fiduciary of a pension plan or an employee benefit plan, and propose to invest in the offered notes, you should consult your legal counsel.
--------------------------------------------------------------------------------

                       SUPPLEMENTAL PLAN OF DISTRIBUTION

      The Goldman Sachs Group, Inc. has agreed to sell to Goldman, Sachs & Co., and Goldman, Sachs & Co. has agreed to purchase from The Goldman Sachs Group, Inc., the aggregate face amount of the offered notes specified on the front cover of this prospectus supplement. Goldman, Sachs & Co. intends to resell the offered notes at the original issue price. In the future, Goldman, Sachs & Co. or other affiliates of The Goldman Sachs Group, Inc. may repurchase and resell the offered notes in market-making transactions, with resales being made at prices related to prevailing market prices at the time of resale or at negotiated prices. The Goldman Sachs Group, Inc. estimates that its share of the total offering expenses, excluding underwriting discounts and commissions, will be approximately $65,000. For more information about the plan of distribution and possible market-making activities, see "Plan of Distribution" in the accompanying prospectus.

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     No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.
                           -------------------------

                               TABLE OF CONTENTS
                             Prospectus Supplement

                                             Page
                                             ----
Summary Information........................   S-2
Additional Risk Factors Specific to Your
  Note.....................................  S-12
Specific Terms of Your Note................  S-19
Hypothetical Payments on Your Note.........  S-27
Use of Proceeds and Hedging................  S-29
The Indices................................  S-30
Supplemental Discussion of Federal Income
  Tax Consequences.........................  S-35
Employee Retirement Income Security Act....  S-37
Supplemental Plan of Distribution..........  S-38

  Prospectus Supplement dated February 6, 2004

Use of Proceeds............................   S-2
Description of Notes We May Offer..........   S-3
United States Taxation.....................  S-20
Employee Retirement Income Security Act....  S-20
Supplemental Plan of Distribution..........  S-20
Validity of the Notes......................  S-22

                   Prospectus

Available Information......................     2
Prospectus Summary.........................     4
Ratio of Earnings to Fixed Charges.........     8
Use of Proceeds............................     8
Description of Debt Securities We May
  Offer....................................     9
Description of Warrants We May Offer.......    31
Description of Purchase Contracts We May
  Offer....................................    48
Description of Units We May Offer..........    53
Description of Preferred Stock We May
  Offer....................................    58
The Issued Trusts..........................    66
Description of Capital Securities and
  Related Investments......................    69
Description of Capital Stock of The Goldman
  Sachs Group, Inc. .......................    93
Legal Ownership and Book-Entry Issuance....    98
Considerations Relating to Securities
  Issued in Bearer Form....................   104
Considerations Relating to Indexed
  Securities...............................   109
Considerations Relating to Securities
  Denominated or Payable in or Linked to a
  Non-U.S. Dollar Currency.................   112
Considerations Relating to Capital
  Securities...............................   115
United States Taxation.....................   118
Plan of Distribution.......................   141
Employee Retirement Income Security Act....   144
Validity of the Securities.................   144
Experts....................................   144
Cautionary Statement Pursuant to the
  Private Securities Litigation Reform Act
  of 1995..................................   145

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                                  $13,361,000
                               THE GOLDMAN SACHS
                                  GROUP, INC.
              Inflation and Equity Linked Notes due September 2011
         (Linked to the Consumer Price Index and the S&P 500(R) Index)
                           -------------------------

                              (GOLDMAN SACHS LOGO)

                           -------------------------
                              GOLDMAN, SACHS & CO.
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